Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

SENSOR SWITCH, INC.,

BRIAN PLATNER,

ACUITY BRANDS LIGHTING, INC.

and

ACUITY BRANDS, INC.

March 18, 2009

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page
8.3	Indemnification Claims	43

8.4	Survival of Representations and Warranties	46

8.5	Indemnification Caps, Baskets and Other Limitations	46

8.6	Treatment of Indemnity Payments	50

ARTICLE IX	TERMINATION	50

9.1	Termination of Agreement	50

9.2	Effect of Termination	51

ARTICLE X	DEFINITIONS	51

ARTICLE XI	MISCELLANEOUS	61

11.1	Press Releases and Announcements	61

11.2	No Third Party Beneficiaries	61

11.3	Entire Agreement	61

11.4	Succession and Assignment	62

11.5	Counterparts and Facsimile or Digital Signature	62

11.6	Headings	62

11.7	Notices	62

11.8	Governing Law	63

11.9	Amendments and Waivers	63

11.10	Severability	63

11.11	Submission to Jurisdiction	64

11.12	Construction	64

*Exhibits and Schedules:

Exhibit A – Promissory Note
Exhibit B – Net Working Capital
Exhibit C – Opinion of Counsel to Company and Company Shareholder
Exhibit D – Opinion of Counsel to Buyer and Parent
Exhibit E – Escrow Agreement
Exhibit F – Parent Guaranty
Exhibit G – Patent Assignment
Exhibit H – Restricted Stock Agreement

Schedule 4.3 – Noncontravention

*	Acuity Brands, Inc. has omitted schedules and similar attachments to the Agreement pursuant to Item 601(b)(2) of Regulation S-K and will furnish a copy of any omitted schedule or similar attachment to the Commission upon request.

-iv-

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement (this “Agreement”) entered into as of March 18, 2009, by and among Acuity Brands, Inc., a Delaware corporation (the “Parent”), Acuity Brands Lighting, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Buyer”), Sensor Switch, Inc., a Connecticut corporation (the “Company”), and Brian Platner (the “Company Shareholder”). Each capitalized term used in this Agreement and not otherwise defined herein shall have the meaning ascribed to it in Article X.

Preliminary Statement

1. The Company Shareholder owns 9,008 shares of Class A Common Stock, no par value, of the Company (the “Shares”), which Shares represent all of the issued and outstanding shares of capital stock of the Company.

2. The Buyer desires to purchase, and the Company Shareholder desires to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.1 Purchase of the Shares from the Company Shareholder. Subject to and upon the terms and conditions of this Agreement, at the Closing, the Company Shareholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Company Shareholder, all of the Shares.

1.2 Further Assurances. At any time and from time to time after the Closing, each Party shall execute and deliver such certificates and other documents and take such other actions as may be reasonably requested by the other Party in order to consummate or implement the transactions contemplated by this Agreement.

1.3 The Closing. The Closing shall take place at the offices of Robinson & Cole LLP in Hartford, Connecticut, commencing at 9:00 a.m. local time on the date two Business Days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article VII), or such other date as may be mutually agreeable to the Parties. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.”

1.4 Actions at the Closing. At the Closing:

(a) the Company and the Company Shareholder shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 7.2;

(b) the Buyer shall deliver to the Company and the Company Shareholder the various certificates, instruments and documents referred to in Section 7.3;

(c) the Company Shareholder shall deliver to the Buyer the certificates representing the Shares, together with stock powers duly executed by the Company Shareholder;

(d) the Company shall deliver a copy of the resolutions duly adopted by the board of directors of the Company evidencing authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of the Company in form and substance reasonably satisfactory to the Buyer

(e) the Buyer shall deliver a copy of the resolutions duly adopted by the board of directors of the Buyer evidencing authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of the Buyer in form and substance reasonably satisfactory to the Company;

(f) the Buyer shall pay One Hundred Thirty Million Eight Hundred Fifty-Four Thousand Dollars ($130,854,000), in cash, to the Company Shareholder, by wire transfer of immediately available funds, to the accounts designated by the Company Shareholder;

(g) the Buyer shall deliver to the Company Shareholder a promissory note payable to the Company Shareholder in the amount of Thirty Million Dollars ($30,000,000) in the form attached hereto as Exhibit A (the “Note”);

(h) the Buyer, the Company Shareholder and the Escrow Agent shall execute and deliver the Escrow Agreement, and the Parent shall deposit Nine Hundred Six Thousand Eighty-Four (906,084) shares of the Parent’s common stock, $0.01 par value per share (the “Parent Common Stock”) issued in the name of the Company Shareholder (the “Escrow Shares”) into the account designated by the Escrow Agent for the purposes set forth in Section 1.6, which number of shares has been determined by the Parties by dividing (i) Twenty Million Dollars ($20,000,000) by (ii) the average of the closing price per share of the Parent Common Stock on the New York Stock Exchange over the ten (10) consecutive trading days ending on the trading day that is one (1) trading day prior to the date of this Agreement;

(i) the Parent shall deliver to the Company Shareholder One Million Ninety-Three Thousand Nine Hundred Sixteen (1,093,916) shares (the “Closing Shares” and together with the Escrow Shares, the “Parent Shares”) of the Parent Common Stock, issued in the name of the Company Shareholder, which number of shares has been determined by subtracting (i) the number of Escrow Shares from (ii) Two Million (2,000,000), and the value of the Closing Shares shall be equal to (y) the number of Closing Shares multiplied by (z) the average of the closing price per share of the Parent Common Stock on the New York Stock Exchange over the ten (10) consecutive trading days ending on the trading day that is one (1) trading day prior to the date of this Agreement;

(j) the Buyer shall pay on behalf of the Company, or cause the Company to pay, all Indebtedness and Unpaid Selling Expenses of the Company in the amounts set forth in the Draft Computation; and

(k) the Buyer and the Company Shareholder shall execute and deliver the Employment Agreement.

1.5 Estimated Purchase Price.

(a) At least one Business Day prior to the Closing Date, the Company and the Company Shareholder in good faith shall prepare and deliver, or cause to be prepared and delivered, to the Buyer an estimated unaudited balance sheet of the Company and the Subsidiary, on a consolidated basis, as of the end of the Business Day immediately preceding the Closing Date (the “Estimated Closing Balance Sheet”), and the Company’s and the Company Shareholder’s good faith estimate, calculated on a reasonable basis using the Estimated Closing Balance Sheet and the Company’s and the Subsidiary’s books and records and then available financial information, of the following amounts (the “Draft Computation”): (i) the Cash Amount (such estimate, the “Estimated Cash Amount”), (ii) the Indebtedness Payoff Amount (such estimate, the “Estimated Indebtedness Payoff Amount”), (iii) the Net Working Capital Amount (such estimate, the “Estimated Net Working Capital Amount”) and (iv) the Unpaid Selling Expenses (such estimate, the “Estimated Unpaid Selling Expenses”), each of which shall be prepared in accordance with GAAP and in a manner consistent with the policies and principles used in connection with the preparation of the Most Recent Balance Sheet, but subject to the methodology and procedures set forth in Section 1.7(f) hereof.

(b) The “Estimated Purchase Price” means an amount equal to (i) Two Hundred Five Million Dollars ($205,000,000), (ii) plus the Estimated Cash Amount, (iii) minus the Estimated Indebtedness Payoff Amount, (iii) plus the excess of the Estimated Net Working Capital Amount over the Target Net Working Capital Amount, if any, (iv) minus the excess of the Target Net Working Capital Amount over the Estimated Net Working Capital Amount, if any, and (v) minus the Estimated Unpaid Selling Expenses.

1.6 Escrow Agreement. At the Closing, the Buyer shall deposit the Escrow Shares with the Escrow Agent, who shall hold the Escrow Shares for up to a period of twenty-four (24) months in accordance with the provisions of the Escrow Agreement, for the purpose of securing the indemnification obligations of the Company Shareholder set forth in this Agreement and for securing the payment obligations of the Company Shareholder pursuant to Section 1.7. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.7 Post-Closing Adjustment.

(a) Within 60 days after the Closing Date, the Company Shareholder shall prepare, or cause to be prepared, and deliver to the Buyer an unaudited balance sheet of the Company and the Subsidiary, on a consolidated basis, as of the Closing Date but without giving effect to the Closing (the “Draft Closing Balance Sheet”), and a statement setting forth the Company Shareholder’s determination of the Cash Amount, the Indebtedness Payoff Amount, the Net Working Capital Amount and the Unpaid Selling Expenses (the “Closing Adjustment Statement” and together with the Draft Closing Balance Sheet, the “Closing Statements”). The Closing Statements shall be prepared in accordance with GAAP consistently applied with the Most Recent Balance Sheet and subject to the methodologies and procedures set forth in Section 1.7(f) hereof. The Buyer shall cause the Company and its employees (i) to assist the Company Shareholder in the preparation of the Closing Statements and (ii) to provide the Company Shareholder and his representatives on-site access at all reasonable times to the personnel, properties, books and records of the Company until final resolution of all matters in dispute (if any) under this Section 1.7.

(b) The Buyer shall deliver to the Company Shareholder, by the Objection Deadline Date, either a notice indicating that the Buyer accepts the Closing Statements or a detailed statement describing its objections (if any) to the Closing Statements (the “Statement of Objections”), which Statement of Objections shall specify in reasonable detail the amount by which and the reasons why the Buyer reasonably believes the Closing Statements either contain errors or were not prepared in accordance with the methodology specified in the second sentence of Section 1.7(a) and Section 1.7(f). If the Buyer delivers to the Company Shareholder a notice accepting the Closing Statements, or the Buyer does not deliver a Statement of Objections by the Objection Deadline Date, then, effective as of the earlier of the date of delivery of such notice of acceptance and the close of business on the Objection Deadline Date, the Closing Statements shall be deemed to be the “Final Closing Statements.” If the Buyer timely objects to the Closing Statements, such objections shall be resolved as follows:

(i) The Buyer and the Company Shareholder shall first use Reasonable Best Efforts to resolve such objections.

(ii) If the Buyer and the Company Shareholder do not reach a resolution of all objections set forth on the Buyer’s Statement of Objections within 60 days after delivery of such Statement of Objections, the Buyer and the Company Shareholder shall, within 15 days following the expiration of such 60-day period, engage the Accountant, pursuant to an engagement agreement executed by the Buyer, the Company Shareholder and the Accountant, to resolve any remaining objections set forth on the Buyer’s Statement of Objections (the “Unresolved Objections”).

(iii) The Buyer and the Company Shareholder shall jointly submit to the Accountant, within 10 days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Closing Statements, a copy of the Statement of Objections delivered by the Buyer to the Company Shareholder, and a statement setting forth the resolution of any objections agreed to by the Buyer and the Company Shareholder. Each of the Buyer and the Company Shareholder shall submit to the Accountant (with a copy delivered to the other Party on the same day), within 45 days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and the Company Shareholder may (but shall not be required to) submit to the Accountant (with a copy delivered to the other Party on the same day), within 60 days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other Party. Unless requested by the Accountant in writing, neither Party may present any additional information or arguments to the Accountant, either orally or in writing.

(iv) Within 90 days after the date of its engagement hereunder, the Accountant shall determine whether the objections raised by the Buyer are appropriate and shall issue a ruling which shall include statements, consisting of the Closing Statements as adjusted pursuant to any resolutions to objections agreed upon by the Buyer and the Company Shareholder and pursuant to the Accountant’s resolution of the Unresolved Objections. Such statements shall be deemed to be the “Final Closing Statements.”

(v) The resolution by the Accountant of the Unresolved Objections shall be conclusive and binding upon the Buyer and the Company Shareholder. The Buyer and the Company Shareholder agree that the procedure set forth in this Section 1.7(b) for resolving disputes with respect to the Closing Statements shall be the sole and exclusive method for resolving any such disputes; provided that this Section 1.7(b)(v) shall not prohibit any Party from instituting litigation to enforce the ruling of the Accountant.

(vi) The burden of proof with respect to any matter in dispute shall be on the Buyer. The fees and expenses of the Accountant shall be allocated by the Accountant to each objection raised by the Buyer which is submitted to the Accountant. The Buyer shall pay the Accountant’s fees and expenses for each objection to the extent that each such objection was unsuccessful (as finally determined by the Accountant) and the Company Shareholder shall pay the balance of such fees and expenses.

(vii) The “Actual Purchase Price” means an amount equal to (i) Two Hundred Five Million Dollars ($205,000,000), (ii) plus the Cash Amount, (iii) minus the Indebtedness Payoff Amount, (iv) plus the excess of the Net Working Capital Amount over the Target Net Working Capital Amount, if any, (v) minus the excess of the Target Net Working Capital Amount over the Net Working Capital Amount, if any, and (vi) minus the Unpaid Selling Expenses, in each case as finally determined pursuant to Section 1.7(b).

(c) If the Actual Purchase Price is greater than the Estimated Purchase Price then within five Business Days after the final determination of the Actual Purchase Price, the Buyer shall pay to the Company Shareholder, by wire transfer of immediately available funds to an account designated by the Company Shareholder, an amount equal to the amount by which the Actual Purchase Price is greater than the Estimated Purchase Price plus simple interest thereon, at an interest rate equal to 6%, from the Closing Date to the date of payment, computed on an annual basis using a 360 day year.

(d) If the Actual Purchase Price is less than the Estimated Purchase Price, then within five Business Days after the determination thereof, the Company Shareholder shall pay to the Buyer an amount equal to the amount by which the Actual Purchase Price is less than the Estimated Purchase Price plus simple interest on such amount at an interest rate equal to 6%, from the Closing Date to the date of payment, computed on an annual basis using a 360 day year.

(e) In no event shall any adjustment amount payable pursuant to Section 1.7(c) or Section 1.7(d) be subject to the Indemnity Cap, the General Basket Amount or the IP Basket Amount. In no event shall any such adjustment amount owed to the Buyer be paid or deducted from the Escrow Fund, and in no event shall any such adjustment amount owed to the Company Shareholder be paid or added to the Escrow Fund.

(f) The Closing Statements shall be prepared and the Cash Amount, the Indebtedness Payoff Amount and the Unpaid Selling Expenses shall be determined using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Most Recent Balance Sheet or, to the extent applicable, in accordance with any changes to such accounting methods, policies, principles, practices and procedures which are documented in the Company’s books and records prior to the Closing, and shall not include any changes in assets or liabilities as a result of purchase or other non-cash accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The Net Working Capital Amount shall be calculated in accordance with Exhibit B hereto.

(g) Any amount paid in respect of purchase price adjustments made pursuant to this Section 1.7 shall be treated as an adjustment to the purchase price for tax reporting purposes.

(h) Notwithstanding anything in this Agreement to the contrary, any matter which is the subject of an adjustment, or claimed adjustment, to the purchase price pursuant to this Section 1.7, may not be asserted by the Buyer as an alleged misrepresentation or breach of any warranty in this Agreement so long as, the adjustment amount is required to be paid by the Company Shareholder to the Buyer and such adjustment amount has been paid by the Company Shareholder to the Buyer. Any adjustment to the purchase price made pursuant to this Section 1.7, required to be paid by the Company Shareholder to the Buyer, and paid by the Company Shareholder shall be the sole and exclusive remedy of the Buyer in respect of the matters to which such purchase price adjustment relate.

(i) The Parties agree that (A) Three Million Dollars ($3,000,000) of the Actual Purchase Price shall be allocated to the Patents for tax purposes, (B) Five Hundred Thousand Dollars ($500,000) of the Actual Purchase Price shall be allocated to the nonsolicitation and noncompetition covenants of the Company Shareholder contained in Section 6.14 for tax purposes, and (C) the remainder of the Actual Purchase Price shall be allocated to the Shares for tax purposes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Company and the Company Shareholder, jointly and severally, represent and warrant to the Buyer and the Parent that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. Any information disclosed in any section or subsection of the Disclosure Schedule whose applicability to another section or subsection is reasonably apparent from the information disclosed therein shall be deemed to be disclosed and incorporated into such other section or subsection.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut. The Company is duly qualified to conduct business as a foreign entity and is in good standing under the Laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s business or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it. The Company has furnished to the Buyer complete and accurate copies of its certificate of incorporation and by-laws. The Company is not in default under or in violation of any provision of its certificate of incorporation and by-laws.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 9,008 shares of Class A Common Stock, no par value, all of which shares are issued and outstanding as of the date hereof and owned of record and beneficially by the Company Shareholder.

(b) All of the issued and outstanding shares of capital stock of the Company and the Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free and clear of all Liens other than Permitted Liens.

(c) Except as set forth in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right, agreement, arrangement or commitment (contingent or otherwise) to purchase, acquire or issue any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any shares of its capital stock or any subscription, warrant, option, convertible security or other such right, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

2.3 Authorization of Transaction. The Company and the Company Shareholder have all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the Ancillary Agreements to which the Company is a party will be as of the Closing Date, duly and validly executed and delivered by the Company, and constitutes, and each of the Ancillary Agreements to which the Company is a party will constitute as of the Closing Date, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

2.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and except as set forth in Section 2.4 of the Disclosure Schedule, neither the execution, delivery and performance by the Company of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, do or will (a) contravene, conflict with or violate any provision of the certificate of incorporation or by-laws of the Company or the Subsidiary or any resolution adopted by the board of directors or shareholders of the Company or the Subsidiary, (b) require on the part of the Company or the Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity or any other Person, (c) contravene, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound or to which any of its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have a Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Lien (other than Permitted Liens) upon or give any Person any interest or right (including any right of termination or cancellation) in or with any assets, properties or contracts of the Company, or (e) contravene, conflict with or violate any order, writ, injunction, decree, statute, rule, regulation or Law or other restriction of any Governmental Entity applicable to the Company or the Subsidiary or any of its properties or assets.

2.5 Subsidiaries.

(a) Other than Sensor Switch (Canada) Holdings, Inc., a Connecticut corporation (the “Subsidiary”), the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

(b) The Subsidiary is a corporation duly organized and validly existing under the laws of the State of Connecticut. The Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 2.5 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the certificate of incorporation and by-laws of the Subsidiary. The Subsidiary is not in default under or in violation of any provision of its certificate of incorporation or by-laws.

(c) Except as set forth in Section 2.5 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right, agreement, arrangement or commitment (contingent or otherwise) to purchase, acquire or issue any shares of capital stock of the Subsidiary is authorized or outstanding, (ii) the Subsidiary has no obligation (contingent or otherwise) to issue any shares of its capital stock or any subscription, warrant, option, convertible security or other such right, (iii) the Subsidiary has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Subsidiary.

2.6 Financial Statements. The Company and the Subsidiary have delivered to the Buyer the Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices of the Company and the Subsidiary throughout the periods covered thereby, and fairly present in all material respects the financial condition, results of operations, and cash flows of the Company and the Subsidiary, on a consolidated basis, as of the dates thereof and for the periods referred to therein; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments and do not include footnotes.

2.7 Absence of Certain Changes. Except as set forth in Section 2.7 of the Disclosure Schedule, since the Most Recent Balance Sheet Date:

(a) neither the Company nor the Subsidiary has sold (other than in the Ordinary Course of Business), leased, transferred or assigned any assets, tangible or intangible;

(b) no notice has been received by the Company or the Subsidiary, and to the Knowledge of the Company, no Person (including the Company and the Subsidiary) has accelerated, terminated, made material modifications to or cancelled any material contract to which the Company or the Subsidiary is a party or by which it is bound;

(c) neither the Company nor the Subsidiary has imposed any Lien or allowed any Lien to be imposed upon any of its assets, tangible or intangible, other than Permitted Liens;

(d) neither the Company nor the Subsidiary has made any capital expenditures, individually in excess of $250,000 or in the aggregate in excess of $500,000;

(e) neither the Company nor the Subsidiary has made any capital investment in or loan to any other Person;

(f) neither the Company nor the Subsidiary has granted any license or sublicense or any rights under or with respect to any Company Intellectual Property;

(g) neither the Company nor the Subsidiary has experienced any material damage, destruction or loss (whether covered by insurance or not) to its property;

(h) neither the Company nor the Subsidiary has either made a loan to, or entered into any other transaction with the Company Shareholder or the Company’s Affiliates, directors, officers, or employees;

(i) neither the Company nor the Subsidiary has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

(j) neither the Company nor the Subsidiary has granted any increase in base compensation of, or made any change in the employment terms for, any of its directors, officers or employees, and has not committed to pay or accrued for payment of any bonus amounts for its directors, officers or employees;

(k) neither the Company nor the Subsidiary has adopted, amended, modified or terminated any profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees;

(l) neither the Company nor the Subsidiary has made any change in any method of accounting or accounting practices or policies with respect to its condition, operation, business, properties, assets or liabilities;

(m) neither the Company nor the Subsidiary has committed to engage in any of the foregoing; and

(n) since October 31, 2008, there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Material Adverse Effect.

2.8 Tax Matters.

(a) Except as disclosed in Section 2.8(a) of the Disclosure Schedule, the Company has filed on a timely basis all Tax Returns that it was required to file and has paid all Taxes shown thereon as owing, and all such Tax Returns were complete and accurate in all material respects. The Company is not nor has it ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes that the Company is or was required by Law to withhold or collect have been withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b) Except as set forth in Section 2.8(b) of the Disclosure Schedule, no examination or audit or other proceeding of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. There are not any currently outstanding waivers of any statute of limitations with respect to Taxes or currently outstanding agreements for an extension of time with respect to a Tax assessment or deficiency.

(c) The Company is not party to any Tax sharing agreement or Tax indemnification agreement. The Company has not entered into any agreement or arrangement with any Governmental Entity with regard to the Tax liability of the Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(d) Since May 1, 2005, the Company has been a validly elected subchapter S corporation (i) within the meaning of Code Section 1361 and Section 1362, (ii) under any analogous state and local Tax Laws, and (iii) under any predecessors to the Tax Laws in clauses (i) and (ii). Since August 3, 2006, the Subsidiary has been a validly elected qualified subchapter S subsidiary (x) within the meaning of Code Section 1361 and Section 1362, (y) under any analogous state and local Tax Laws, and (z) under any predecessors to the Tax Laws in clauses (x) and (y).

2.9 Owned Real Property. Neither the Company nor the Subsidiary owns any real property.

2.10 Real Property Leases.

(a) Section 2.10(a) of the Disclosure Schedule lists each lease or sublease pursuant to which the Company or the Subsidiary leases or subleases from another Person any real property. The Company has made available to the Buyer complete and accurate copies of each such lease or sublease. Each real property lease or sublease to which the Company is a party is in full force and effect, and neither the Company nor the Subsidiary has received any outstanding written notice of default from the landlord under such lease or sublease.

(b) To the Knowledge of the Company, the Leased Property is not subject to any pending or threatened condemnation, eminent domain, expropriation or rezoning proceeding, or any transfer in lieu of any condemnation or eminent domain proceeding. Except as set forth on Section 2.10(b) of the Disclosure Schedule, to the Knowledge of the Company, the Leased Property, the improvements thereon, and the current use thereof complies with all restrictive covenants and applicable Laws, including subdivision, municipal, zoning or building ordinances or codes, use and occupancy restrictions, in each case, without reliance on any “grandfather” clauses or exceptions for permitted, non-conforming uses, and neither the Company nor the Company Shareholder have received notice of any allegation to the contrary. To the Knowledge of the Company, all material certificates, licenses, permits, authorizations, consents and approvals required by any Governmental Entity for the continued use, occupancy and operation of the Leased Property or the improvements located thereon have been obtained, are paid for, and are free of restrictions.

2.11 Intellectual Property.

(a) Section 2.11(a)(1) of the Disclosure Schedule lists all Patents, Marks, Copyrights, domain names and uniform resource locators (i) owned by the Company, the Company Shareholder, or the Subsidiary or (ii) licensed by or to the Company, the Company Shareholder or the Subsidiary. The Company Intellectual Property comprises all the Intellectual Property assets used for the conduct of the business of the Company and the Subsidiary as it has been and is currently conducted. Each item of Company Intellectual Property used by the Company or the Subsidiary, other than commercially available software licensed from third parties, will be owned or licensed, as the case may be, by the Company or the Subsidiary immediately subsequent to the Closing. All Company Intellectual Property is in full force and effect, and has been, if applicable, maintained and renewed in accordance with applicable Laws of the respective jurisdictions where such Intellectual Property has been registered, except as set forth in Section 2.11(a)(2) of the Disclosure Schedule, and has not been and is not now involved in any claim, opposition, interference, reissue, reexamination, invalidation, cancellation or infringement proceeding, and, to the Knowledge of the Company, no such action is threatened. Except as set forth on Section 2.11(a)(3) of the Disclosure Schedule, all the Company Intellectual Property set forth in Section 2.11(a)(1) of the Disclosure Schedule are currently in compliance with all Laws and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date. Except as set forth on Section 2.11(a)(3) of the Disclosure Schedule, there are no actions that must be taken by the Company, the Subsidiary or the Company Shareholder within ninety (90) days after the Closing Date that, if not taken, will result in the loss of any Patents, Marks or Copyrights, including the payment of any registration, maintenance or renewal fees. There are no patent bar dates with respect to any Company Intellectual Property that are due to expire within such 90 day period. The Company Intellectual Property, the Company’s products and systems, and the Company’s conduct of its business prior to Closing do not infringe, dilute or misappropriate any patent, trade name, trademark, service mark or other proprietary right of any other Person. Except as set forth in Section 2.11(a)(4) of the Disclosure Schedule, since January 1, 2003 neither the Company nor the Company Shareholder has received notice of any type which alleges or otherwise infers that any of the Company Intellectual Property has in the past, does now or may in the future infringe, violate or otherwise misappropriate the intellectual property rights of any third party.

(b) Except as set forth in Section 2.11(b) of the Disclosure Schedule, each of the Company and the Subsidiary owns or has the right to use all Intellectual Property necessary to operate its business as currently operated. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not adversely affect the rights of the Company, the Subsidiary, or the Company Shareholder in the Company Intellectual Property. Except as set forth in Section 2.11(b) of the Disclosure Schedule, the Company and the Subsidiary own or license the Company Intellectual Property free and clear of all Liens and of any requirement to make any royalty payments, license fees and charges. Except as set forth in Section 2.11(b) of the Disclosure Schedule, since January 1, 2003, the Company and the Subsidiary have not, and have not agreed to, other than in the ordinary course of the sale of a product of the Company or the Subsidiary to a customer, sell, license, sublicense, covenant not to sue under, abandon, assign, transfer, disclose (other than pursuant to non-disclosure agreements entered into in the Ordinary Course of Business, copies of which have been made available to the Buyer), create a Lien on, or grant any rights to any third party under any item of Company Intellectual Property.

(c) The Company, the Subsidiary and the Company Shareholder have taken reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information of the Company and the Subsidiary. The Company, the Subsidiary and the Company Shareholder have provided the Buyer or its counsel with all material documentation in their possession relating to any invention, process, design, computer software program or other know-how, trade secret or proprietary or confidential information which currently exists or is under development, and is directly or beneficially owned, used, or held for use in the Company’s or the Subsidiary’s business.

(d) Except as set forth in Section 2.11(d) of the Disclosure Schedule and any ordinary course licenses to customers in connection with the sale of a product of the Company or the Subsidiary, no Person other than the Company or the Subsidiary has any rights to any of the Company Intellectual Property (except pursuant to agreements (oral or written), including without limitation all license agreements, invention assignment agreements and development agreements, related to the Company Intellectual Property (collectively, the “IP Agreements”) specified in Section 2.11(d) of the Disclosure Schedule), and, to the Knowledge of the Company, no Person is presently infringing, violating, diluting, misappropriating or interfering with any of the Company’s or the Subsidiary’s rights or interest in and to the Company Intellectual Property. No action is presently planned or pending by the Company against any Person to protect or enforce any right or interest in and to any Company Intellectual Property. The Company and the Subsidiary have provided copies of all written IP Agreements to Buyer prior to the date of this Agreement.

(e) Except as set forth in Section 2.11(e) of the Disclosure Schedule, there is no Intellectual Property owned by any third party that the Company uses to develop, manufacture, promote or sell any product or render any service.

(f) Except as set forth in Section 2.11(f) of the Disclosure Schedule, no Person has asserted by way of declaratory action, invalidation action, nullity action, revocation action, opposition, reexamination or otherwise that the Company Intellectual Property is invalid and/or unenforceable.

(g) Except as set forth in Section 2.11(g) of the Disclosure Schedule, no Person has asserted by way of allegation, cease and desist demands, unsolicited offers of license or otherwise or, to the Company’s Knowledge, has the right to assert, any claim regarding the use of, or challenging or questioning the Company’s right or title in, any of the Company Intellectual Property.

2.12 Assets. Except as disclosed in Section 2.12 of the Disclosure Schedule, each of the Company and the Subsidiary has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it in the conduct of its business, free and clear of all Liens, other than Permitted Liens. Except as disclosed in Section 2.12 of the Disclosure Schedule, the material equipment and other tangible assets that each of the Company and the Subsidiary owns or leases have been reasonably maintained and are in good operating condition and repair (subject to normal wear and tear), are in compliance with all applicable laws, and are sufficient for the operation of the business as it has been and is currently being conducted.

2.13 Contracts.

(a) Section 2.13 of the Disclosure Schedule lists the following written agreements to which the Company or the Subsidiary is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum or having a remaining term longer than twelve (12) months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $50,000 or (C) which is not terminable without cause on ninety (90) days notice or less;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company or other agreement involving sharing of profits, costs or liabilities with any other Person;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Lien (other than a Permitted Lien) on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning noncompetition;

(vii) any employment, sales representative or consulting agreement;

(viii) any agreement involving any current officer, director or shareholder of the Company or an Affiliate thereof;

(ix) any agreement concerning any Company Intellectual Property; and

(x) any other agreement that is material to the business of the Company, the Subsidiary, or both.

(b) Other than items 5 through 11 in subsection (x) of Section 2.13 of the Disclosure Schedule, the Company has made available to the Buyer in the data room a complete and accurate copy of each written agreement listed in Section 2.11(e) and Section 2.13 of the Disclosure Schedule. With respect to each agreement made available: (i) the agreement is valid and in full force and effect and constitutes a legal, valid and binding agreement of the Company or the Subsidiary, as the case may be, and to the Knowledge of the Company, the other party or parties thereto, enforceable in accordance with its terms; and (ii) neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement. Except as set forth in Section 2.13(b) of the Disclosure Schedule, neither the Company nor the Subsidiary is a party to any oral agreement of the type described in clauses (i) through (x) of Section 2.13(a).

(c) Section 2.13(c) of the Disclosure Schedule describes the general terms and conditions of actual practices relating to the agreements, whether written or oral, between the Company or the Subsidiary and their sales representatives.

2.14 Accounts Receivable. All accounts receivable of the Company and the Subsidiary reflected on the Most Recent Balance Sheet or that have arisen since the Most Recent Balance Sheet Date (other than those paid since such date) are valid receivables that arose in the Company’s and the Subsidiary’s Ordinary Course of Business from bona fide sales of the Company’s and the Subsidiary’s products and services. The reserves for the accounts receivable shown on the Most Recent Balance Sheet were calculated consistently with past practice and, to the Knowledge of the Company, are adequate. Except as disclosed in Section 2.14 of the Disclosure Schedule, there is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, with respect to any of the accounts receivable.

2.15 Powers of Attorney. Except as disclosed in Section 2.15 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

2.16 Insurance. Section 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, employers liability, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company and the Subsidiary is a party and all such policies: (i) are in full force and effect, valid and enforceable; (ii) taken together, to the Knowledge of the Company, provide adequate insurance coverage for the assets and the operations of the Company; and (iii) will continue in full force and effect following the consummation of the contemplated transactions. All known claims, suits or formal complaints have been reported to the respective insurance carriers. Except as set forth in Section 2.16 of the Disclosure Schedule, there is no material claim pending under any such policy as to which coverage has been denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor the Subsidiary is liable for retroactive premiums or similar payments, and each of the Company and the Subsidiary is otherwise in compliance in all material respects with the terms of such policies.

2.17 Litigation. Except as set forth in Section 2.17 of the Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing against the Company or the Subsidiary. There are no material judgments, orders or decrees outstanding against the Company.

2.18 Employees.

(a) Section 2.18 of the Disclosure Schedule contains a list of each employee of and consultant to the Company, along with the position and the annual rate of compensation of each such person for (i) the calendar year ended December 31, 2008 and (ii) the two month period ended February 28, 2009, any incentives or bonus arrangements with respect to such person, and the annual cost of benefits for each such person.

(b) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There are no significant disputes between the Company and any of the employees or consultants listed in Section 2.18 of the Disclosure Schedule. During the last two (2) years there have not been and there are currently no claims or proceedings relating to the alleged violation of any legal requirement pertaining to labor relations or employee matters, including any charge or complaint filed by an employee or union with National Labor Relations Board, the Equal Opportunity Employment Commission or any comparable Governmental Entity. Neither the Company nor the Subsidiary: (i) has experienced any organized slowdown, organized work interruption, strike or work stoppage by its employees, (ii) is a party to, or bound by, any agreement regarding the rates of pay, working conditions or other terms of employment of any employees of the Company or the Subsidiary; and (iii) is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of any employees of the Company or the Subsidiary. The Company and the Subsidiary are in compliance in all material respects with all applicable Laws concerning the employer-employee relationship and with all agreements relating to the employment of their employees, including applicable wage and hour laws, workers’ compensation laws, occupational safety laws including the Occupational Health and Safety Act, immigration laws, unemployment laws and social security laws, and the Company and the Subsidiary are not liable for the payment of any Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing applicable laws.

(c) Except as set forth in Section 2.18(c) of the Disclosure Schedule, (i) all officers and employees of the Company and the Subsidiary are employees at-will, terminable without penalty, and (ii) there are no outstanding agreements or arrangements with respect to severance payments to current or former employees of the Company or the Subsidiary.

(d) Except as set forth in Section 2.18(d) of the Disclosure Schedule, no former employee of the Company or the Subsidiary is entitled to any compensation or benefits from the Company or the Subsidiary.

2.19 Employee Benefits.

(a) Section 2.19(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) all related trust agreements, insurance contracts and summary plan descriptions, and (iii) all annual reports filed on IRS Form 5500, have been made available to the Buyer.

(b) Each Company Plan has been administered in all material respects in accordance with its terms and the Company has met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code, any regulations promulgated thereunder, and any other applicable Laws including, but not limited to, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, and the Health Insurance Portability and Accountability Act of 1996. All filings and reports as to each Company Plan required to have been timely filed with the Internal Revenue Service, the United States Department of Labor, or any other Governmental Entity, and all notices required by ERISA or the Code with respect to each Company Plan have been provided in the appropriate time and form.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any liability.

(d) At no time has the Company sponsored, maintained, or contributed to any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), and no acquired company or any ERISA affiliate has any liability, and the transactions contemplated by this Agreement will not result in any liability, for the termination of or withdrawal from any employee benefit plan under Sections 4062, 4063, or 4064 of ERISA.

(e) Except as set forth in Section 2.19(e) of the Disclosure Schedule, there are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state law. The assets of each funded Company Plan are reported at their fair market value on the books and records of such Company Plan.

(f) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(g) Each Company Plan that is subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code and any applicable rules, regulations and guidance issued in connection with Section 409A of the Code.

(h) Neither the Company nor any Subsidiary is party to any contract, agreement, plan, or arrangement covering any of its current or former employees or consultants which could, individually or collectively, give rise to the payment of any amount that would not be deductible by the Company, the Subsidiary, or Buyer by reason of Section 280G of the Code.

2.20 Environmental Matters.

(a) Except as set forth in Section 2.20(a) of the Disclosure Schedule, each of the Company and the Subsidiary is in compliance in all material respects with all applicable Environmental Laws. There are no pending or, to the Knowledge of the Company, threatened, civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or the Subsidiary.

(b) Each of the Company and the Subsidiary has obtained and is in compliance in all material respects with all permits, licenses or other governmental approvals necessary for the operation of the Business as required by all applicable Environmental Laws.

(c) Neither the Company nor the Subsidiary has used, stored, treated disposed or handled Hazardous Materials except in compliance with all applicable Environmental Laws. No Hazardous Materials have been released, discharged, emitted or disposed on any property owned or leased by the Company or the Subsidiary except in compliance with all applicable Environmental Laws. Except as set forth in Section 2.20(c) of the Disclosure Schedule, to the Knowledge of the Company, there has not been any release, discharge or disposal of Hazardous Substances to the soil or groundwater on any real property leased or owned by the Company or Subsidiary. There is no action, complaint court order, consent order, administrative order or any other government direction pending against, or issued with respect to, any facility at which the Company or the Subsidiary arranged for the disposal of Hazardous Materials.

(d) The sale of the Shares is not a Transfer of an Establishment as those terms are defined in the Connecticut Property Transfer Law (CGS Sections 22a-134 – 22a-134e) (“Transfer Law”) and that this Agreement is not subject to the Transfer Law.

(e) Neither the Company nor the Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or the Subsidiary, on the one hand, and any Governmental Entity on the other hand, entered into in connection with any legal obligation or liability arising under any Environmental Law.

(f) Set forth in Section 2.20(f) of the Disclosure Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

(g) To the Knowledge of the Company, there are no past or present actions, activities, circumstances or conditions that would reasonably be expected to form the basis of any civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation or information request relating to any Environmental Law against the Company (or against any Person for whose environmental liability the Company might be liable).

(h) There is no existing or, to the Knowledge of the Company, threatened, claim against the Company or the Subsidiary for on-site or off-site liabilities pursuant to any Environmental Law.

(i) The Company has not at any time produced, manufactured, or sold any product containing asbestos or asbestos-containing material. To the Knowledge of the Company, there is no asbestos or asbestos-containing material on the Leased Real Property.

2.21 Legal Compliance. Each of the Company and the Subsidiary is conducting its business in compliance in all material respects with all applicable Laws.

2.22 Licenses. Except as set forth in Section 2.22 of the Disclosure Schedule, each of the Company and the Subsidiary holds all Licenses necessary for the operation of its business and is in compliance with the terms of such Licenses, except for Licenses or violations, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 2.22 of the Disclosure Schedule, each such License is valid, binding and in full force and effect.

2.23 Books and Records. The books of account, minute books, stock record books and other records of the Company and the Subsidiary are complete and correct in all material respects.

2.24 Certain Business Relationships With Affiliates. Other than as set forth in this Agreement or Section 2.24 of the Disclosure Schedule, no Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company and there are no contracts or agreements between the Company and any current or former officer, director, shareholder or Affiliate of the Company or any direct or indirect Affiliate of any such officer, director, shareholder or Affiliate.

2.25 Brokers’ Fees. Except as set forth in Section 2.25 of the Disclosure Schedule, neither the Company nor the Company Shareholder has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker, agent or other similar person with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

2.26 Inventory. Except as set forth in Section 2.26 of the Disclosure Schedule, all Inventory of the Company and the Subsidiary consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have either been written-off or written-down to net realizable value in the Most Recent Balance Sheet. All Inventory is valued at the lower of cost or realizable market value in accordance with GAAP.

2.27 Product Liability.

(a) Section 2.27(a) of the Disclosure Schedule sets forth (i) all product returns since January 1, 2007 and (ii) any pending or, to the Knowledge of the Company, threatened within one (1) year prior to the date hereof, claims for product liability, warranty, material back charge, material additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) against the Company, the Subsidiary, or the Company Shareholder arising from: (x) services rendered by the Company or the Subsidiary; (y) the purchase, sale or distribution of products by the Company or the Subsidiary; or (z) the operation of the business of the Company or the Subsidiary or the ownership of any of the assets of the Company or the Subsidiary. Except as set forth in Section 2.27(a) of the Disclosure Schedule, no services or products provided by the Company or the Subsidiary are subject to any guaranty, warranty, or other indemnity other than (x) the Company’s or the Subsidiary’s standard terms and conditions of sale, true and correct copies of which have been previously delivered to the Buyer and (y) third party manufacturer’s warranties.

(b) Except as set forth in Section 2.27(b) of the Disclosure Schedule, neither the Company nor the Subsidiary have, during the past five (5) years, whether voluntarily or as a result of any action by any Governmental Entity or trade or consumer group, recalled or withdrawn a product for any reason, including any manufacturing or labeling defect or issued any press release or public statements containing any statement advising its trade customers or consumers of the products to treat such products in any manner, other than in the Ordinary Course of Business.

(c) Section 2.27(c) of the Disclosure Schedule includes copies of the standard terms and conditions (including applicable guaranty, warranty and indemnity provisions) given by the Company or the Subsidiary to any customer in connection with the manufacture and sale of its products or services.

(d) Except as set forth in Section 2.27(d) of the Disclosure Schedule, all the products and services manufactured, sold and delivered by the Company or the Subsidiary have conformed in all material respects with all applicable contractual commitments and express and implied warranties of the Company or the Subsidiary, and the Company and the Subsidiary do not have any liabilities (including, but not limited to, no-charge shipments and field scrap) for replacement thereof or other damages in connection therewith, including, without limitation, for any actual or alleged injuries to any individual as a result of the use thereof, subject only to the reserves for product warranty and product liability claims set forth in the Financial Statements, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company or the Subsidiary.

(e) All of the products and services manufactured, sold and delivered by the Company or the Subsidiary have conformed in all material respects with all applicable laws and regulations governed or enforced by the Federal Communications Commission.

2.28 Export; Foreign Corrupt Practices, Etc. Neither the Company nor the Subsidiary, nor any of their respective directors, officers, employees or, to the Knowledge of the Company, agents has (i) used any of the Company’s or the Subsidiary’s corporate funds or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable legal requirement, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws, or (iv) violated any of the provisions of the Export Administration Act, as amended, or Section 999 of the Code, as amended. In addition, the operations of the Company and the Subsidiary are in compliance with, and neither the Company nor the Subsidiary have received any notice of any violation related to, any exports or re-exports of products subject to U.S. or foreign export controls and sanctions, including those administered by the Bureau of Industry and Security under the Export Administration Regulations.

2.29 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (INCLUDING THE DISCLOSURE SCHEDULES), NEITHER THE COMPANY NOR THE COMPANY SHAREHOLDER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND THE COMPANY SHAREHOLDER EACH HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE

COMPANY SHAREHOLDER

The Company Shareholder represents and warrants to the Buyer and the Parent that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

3.1 Title to Shares. The Company Shareholder has good and marketable title to the Shares, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

3.2 Authority. The Company Shareholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell the Shares to the Buyer at the Closing and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Company Shareholder good and marketable title to the Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

3.3 Noncontravention. The Company Shareholder is not a party to, subject to or bound by any agreement with any Person or any judgment, order, writ, prohibition, injunction or decree of any Governmental Entity which would prevent the execution or delivery of this Agreement by the Company Shareholder or the transfer, conveyance and sale of the Shares by the Company Shareholder to the Buyer pursuant to the terms hereof.

3.4 Authorization of Transaction. This Agreement has been, and the Ancillary Agreements to which the Company Shareholder is a party will be as of the Closing Date, duly and validly executed and delivered by the Company Shareholder, and constitutes, and each of the Ancillary Agreements to which the Company Shareholder is a party will constitute as of the Closing Date, a legal, valid and binding obligation of the Company Shareholder, enforceable against the Company Shareholder in accordance with their respective terms.

3.5 Purchase For Investment. The Company Shareholder is acquiring the Parent Shares for investment for his own account and not with a view to, or for sale in connection with, any distribution thereof. The Company Shareholder is an Accredited Investor and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Shares and is capable of bearing the economic risks of such investment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Company and the Company Shareholder that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

4.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority, and all governmental licenses, authorizations, permits, consents and approvals, required to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it.

4.2 Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and no other action on the part of the Buyer or the stockholders of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and each of the Ancillary Agreements to which the Buyer is a party will be as of the Closing Date, duly and validly executed and delivered by the Buyer, and constitutes, and each of the Ancillary Agreements to which the Buyer is a party will constitute as of the Closing Date, a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms.

4.3 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, do or will (a) contravene, conflict with or violate any provision of the certificate of incorporation, by-laws or other organizational documents of the Buyer or any resolution adopted by the Board of Directors of the Buyer, (b) except as set forth in Schedule 4.3, require on the part of the Buyer any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity or other Person, (c) contravene, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets are subject, or (d) contravene, conflict with or violate any order, writ, injunction, decree, statute, rule, regulation or Law or other restriction of any Governmental Entity applicable to the Buyer or any of its properties or assets.

4.4 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Buyer, which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or the Ancillary Agreements, or that if adversely determined would impair the ability of the Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Buyer is a party. There are no material judgments, orders or decrees outstanding against the Buyer.

4.5 Financing. The Buyer has sufficient cash, available lines of credit and other sources of immediately available funds to enable it to pay the Estimated Purchase Price and any adjustment required pursuant to Section 1.7 in cash, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to fulfill all of its other obligations hereunder and to make payment of all other amounts to be paid by it hereunder on or after the Closing Date.

4.6 Purchase For Investment. The Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Buyer is an Accredited Investor and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

4.7 Brokers’ Fees. The Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, investment banker, agent or other similar person with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

4.8 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, each of the Company and the Subsidiary will be able to pay its respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, each of the Company and the Subsidiary will have adequate capital to carry on its respective business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent by the Buyer to hinder, delay or defraud either present or future creditors of the Company or the Subsidiary.

4.9 Acknowledgement by the Buyer.

(a) The Buyer has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Subsidiary and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Company and/or the Company Shareholder expressly and specifically set forth in this Agreement or any Ancillary Agreement. Such representations and warranties by the Company and/or the Company Shareholder constitute the sole and exclusive representations and warranties of the Company and the Company Shareholder to the Buyer in connection with the transactions contemplated hereby, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or the Subsidiary or the quality, quantity or condition of the assets of the Company or the Subsidiary, or their merchantability or fitness for a particular purpose) are specifically disclaimed by the Company and the Company Shareholder, and the Buyer hereby waives any warranty or representation, express or implied, other than those explicitly set forth herein.

(b) In connection with the Buyer’s investigation of the Company and the Subsidiary, the Buyer has received from or on behalf of the Company or the Company Shareholder certain projections, including projected statements of operating revenues and income from operations of the Company and the Subsidiary for the fiscal year ended October 31, 2008 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against the Company or the Company Shareholder with respect thereto. Accordingly, neither the Company nor the Company Shareholder make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). The Buyer agrees that neither the Company, nor the Company Shareholder nor any other Person will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information regarding the Company or its business, including the Confidential

Information Memorandum prepared by D. T. Emott Advisory, LLC (the “Information Memorandum”), and any information, document or material made available to the Buyer or its Affiliates in certain physical or on-line “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

4.10 No Reliance. The Buyer acknowledges and agrees that the representations and warranties made by the Company and the Company Shareholder in this Agreement (as qualified by the Disclosure Schedule) supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, made available to the Buyer, and the Buyer shall be deemed to have not relied on any data contained in such data for any purpose whatsoever, including, without limitation, as a promise, projection, guaranty, representation, warranty or covenant.

4.11 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (INCLUDING SCHEDULE 4.3), THE BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE PARENT

The Parent represents and warrants to the Company Shareholder that the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

5.1 Organization and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent has all requisite corporate power and authority, and all governmental licenses, authorizations, permits, consents and approvals, required to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it.

5.2 Title to Shares. At the Closing, the Parent shall have good and marketable title to the Parent Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, Liens, options and adverse claims or rights whatsoever.

5.3 Authorization of Transaction. The Parent has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Parent of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent. This Agreement has been, and the Ancillary Agreements to which the Parent is a party will be as of the Closing Date, duly and validly executed and delivered by the Parent, and constitutes, and each of the Ancillary Agreements to which the Parent is a party will constitute as of the Closing Date, a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with their respective terms.

5.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, neither the execution nor delivery by the Parent of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by the Parent of the transactions contemplated hereby or thereby, do or will (a) contravene, conflict with or violate any provision of the certificate of incorporation, by-laws or other organizational documents of the Parent or any resolution adopted by the Board of Directors of the Parent, (b) except as set forth in Schedule 4.3 require on the part of the Parent any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity or other Person, (c) in all material respects, contravene, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent is a party or by which it is bound or to which any of its assets are subject, or (d) in all material respects, contravene, conflict with or violate any order, writ, injunction, decree, statute, rule regulation or Law or other restriction of any Governmental Entity applicable to the Parent or any of its properties or assets. The Parent is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree which would prevent the execution or delivery of this Agreement by the Parent or the transfer, conveyance, issuance and sale of the Parent Shares by the Parent to the Company Shareholder pursuant to the terms hereof.

5.5 Capitalization and Issuance of Parent Shares.

(a) The authorized capital stock of the Parent consists of (a) 500,000,000 shares of Parent Common Stock, of which 41,201,134 shares were issued and outstanding as of March 17, 2009, and (b) 50,000,000 shares of Preferred Stock, $0.01 par value per share, of which no shares are issued or outstanding.

(b) All of the Parent Shares have been duly authorized and reserved for issuance, and when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Parent’s Certificate of Incorporation or By-laws or any agreement to which the Parent is a party or is otherwise bound. Upon consummation of the transactions contemplated hereby, the Company Shareholder will acquire from the Parent good and marketable title to the Parent Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, Liens, options and adverse claims or rights whatsoever, except for any restrictions in the Restricted Stock Agreement and any restrictions imposed by the Securities Act.

(c) Except as set forth in the Parent Reports (i) no material subscription, warrant, option, convertible security or other right, agreement, arrangement or commitment (contingent or otherwise) to purchase, acquire or issue any shares of capital stock of the Parent is authorized or outstanding, (ii) the Parent has no obligation (contingent or otherwise) to issue any material amount of shares of its capital stock or any material subscription, warrant, option, convertible security or other such right, (iii) the Parent has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any material amount of shares of its capital stock or any material interest therein or to pay any material dividend or to make any other material distribution in respect thereof, and (iv) there are no material outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent.

5.6 Reports and Financial Statements. The Parent has previously furnished or made available to the Company and the Company Shareholder complete and accurate copies, as amended or supplemented, of the Parent Reports.

5.7 Legal Compliance. To the Knowledge of each of the Parent and the Buyer, the Parent, the Buyer and each other subsidiary of the Parent and the Buyer, are conducting their business in compliance in all material respects with all applicable Laws.

5.8 Litigation. To the Knowledge of each of the Parent and the Buyer, except as disclosed in the Parent Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or threatened against the Parent, the Buyer or any other subsidiary of the Buyer (i) where a loss is “reasonably possible” (as defined in the Statement of Financial Accounting Standards No. 5) and which could have, individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or the Ancillary Agreements, or that if adversely determined would impair the ability of the Parent to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. There are no material judgments, orders or decrees outstanding against the Parent.

5.9 Brokers’ Fees. The Parent does not have any liability or obligation to pay any fees or commissions to any broker, finder, investment banker, agent or other similar person with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

5.10 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (INCLUDING SCHEDULE 4.3), THE PARENT DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE PARENT HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VI

COVENANTS

6.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the transactions contemplated hereby are satisfied.

6.2 Governmental and Third-Party Notices and Consents. Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable and shall promptly make any further filings or information submissions to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice that may be necessary, proper or advisable.

6.3 Operation of Business. Except (i) as contemplated or permitted by this Agreement, (ii) as required by applicable Law or (iii) as set forth in Section 6.3 of the Disclosure Schedule (but in each such case with written notice to the Buyer), during the period from the date of this Agreement until the Closing, the Company shall, and shall cause the Subsidiary to, conduct its operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, except (i) as contemplated or permitted by this Agreement, (ii) as required by applicable Law or (iii) as set forth on Section 6.3 of the Disclosure Schedule, the Company shall not, and shall cause the Subsidiary to not, without the written consent of the Buyer, which consent will not be unreasonably withheld or delayed:

(a) issue or sell any stock or other securities of the Company or the Subsidiary or any options, warrants or rights to acquire any such stock or other securities;

(b) split, combine or reclassify any shares of its capital stock;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases) except in the Ordinary Course of Business; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.18 or Section 2.19, pay any bonus to any employee except to the extent accrued on the Financial Statements, or (except for normal increases consistent with past practices in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually;

(e) acquire, sell, lease, license or dispose of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Lien, other than a Permitted Lien;

(g) amend its certificate of incorporation or by-laws;

(h) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(i) make or commit to make any capital expenditure in excess of $250,000 per item or $500,000 in the aggregate;

(j) sell, assign, transfer or license any of the Company Intellectual Property, other than ordinary course licenses to customers in connection with the sale of a product of the Company or the Subsidiary;

(k) terminate or add any sales agency or materially amend any agreement with any sales agency representing the Company;

(l) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; or

(m) agree in writing or otherwise to take any of the foregoing actions.

6.4 Confidentiality. The Parties acknowledge and agree that the terms of the confidentiality agreement dated as of September 10, 2008 between the Buyer and the Company (the “Confidentiality Agreement”) will continue in full force and effect in accordance with its terms. If this Agreement is terminated, for any reason, prior to Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects. The provisions of this Section 6.4 shall survive termination of this Agreement.

6.5 Exclusivity. During the period from the date of this Agreement until the Closing or any earlier termination pursuant to Article IX, the Company, the Subsidiary and the Company Shareholder shall not, and the Company shall require each of its officers, directors, employees, representatives and agents and each of the Subsidiary’s officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

6.6 Expenses. Except as set forth in Article IX, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, however, that the Buyer shall pay 100% of all filing fees for any filings to be made with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act; and provided, further, that, the costs and expenses (including legal and accounting fees and expenses) incurred by the Company Shareholder in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Company and treated as Unpaid Selling Expenses.

6.7 Tax Treatment. The Parties agree that they will treat the transaction effected by this Agreement as a stock sale for all Tax purposes except to the extent the transaction is treated as an “asset sale” under Code §338(h)(10) (and under any corresponding state, local and foreign tax law) pursuant to Section 6.8(g) hereof, and shall not take a position inconsistent with such treatment on any Tax Return filed after the Closing Date.

6.8 Tax Matters.

(a) The Company Shareholder shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns of the Company and Subsidiary for Pre-Closing Tax Periods subject to review and approval by the Buyer (which approval shall not be unreasonably withheld, conditioned or delayed). The Buyer shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns required for the Company. Any such Tax Returns with respect to which the Buyer is responsible for preparing and filing pursuant to the immediately preceding sentence shall, insofar as they relate to the Company, be prepared on a basis consistent with the last previous such returns filed in respect of the Company.

(b) The Company Shareholder shall include any income, gain, loss, deduction or other tax items for Pre-Closing Tax Periods on his Tax Returns in a manner consistent with the Schedule K-1s prepared by the Company for such periods. The Company Shareholder shall pay on behalf of the Company any non-income Taxes attributable to Pre-Closing Tax Periods including his share of Taxes for any Pre-Closing Straddle Period Tax Return allocable to him as provided in Section 6.8(c).

(c) For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company that are attributable to any Straddle Period will be apportioned between the Pre-Closing Straddle Period and the Post-Closing Straddle Period. The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company that are due and which include any Pre-Closing Straddle Period. At least 15 days prior to the date on which each such Tax Return is filed, the Buyer shall submit such Tax Return to the Company Shareholder for his review and approval. On or before the date on which each such Tax Return that includes a Pre-Closing Straddle Period is required to be filed, the Company Shareholder shall pay to the Buyer an amount equal to the Taxes shown thereon that are allocable to the Pre-Closing Straddle Period as provided under this Section 6.8(c) to the extent such amount is in excess of the reserve for Taxes shown on the Estimated Closing Balance Sheet. In the event that there is any dispute as to the accuracy or completeness of any Tax Return or the amount of any Company Shareholder obligation governed by this Section 6.8 (a “Tax Dispute”), the Buyer shall pay any Tax pursuant to such Tax Return as it becomes due and the Buyer and the Company Shareholder shall resolve such Tax Dispute as follows:

(i) The Buyer and the Company Shareholder shall first use Reasonable Best Efforts to resolve such Tax Dispute.

(ii) If the Buyer and the Company Shareholder do not reach a resolution of a Tax Dispute within 30 days after delivery of the disputed Tax Return or request for payment of tax obligations at issue, the Buyer and the Company Shareholder shall, within 15 days following the expiration of such 30-day period, engage the Accountant, pursuant to an engagement agreement executed by the Buyer, the Company Shareholder and the Accountant, to resolve such Tax Dispute.

(iii) The Buyer and the Company Shareholder shall jointly submit to the Accountant, within 10 days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Tax Return at issue and a statement setting forth the resolution of any items of the Tax Dispute agreed to by the Buyer and the Company Shareholder. Each of the Buyer and the Company Shareholder shall submit to the Accountant (with a copy delivered to the other Party on the same day), within 45 days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Tax Dispute. Each of the Buyer and the Company Shareholder may (but shall not be required to) submit to the Accountant (with a copy delivered to the other Party on the same day), within 60 days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other Party. Unless requested by the Accountant in writing, neither Party may present any additional information or arguments to the Accountant, either orally or in writing.

(iv) Within 90 days after the date of its engagement hereunder, the Accountant shall issue a ruling on the Tax Dispute.

(v) The resolution by the Accountant of the Tax Dispute shall be conclusive and binding upon the Buyer and the Company Shareholder. The Buyer and the Company Shareholder agree that the procedure set forth in this Section 6.8(c) for resolving Tax Disputes shall be the sole and exclusive method for resolving any such disputes; provided that this Section 6.8(c)(v) shall not prohibit any Party from instituting litigation to enforce the ruling of the Accountant.

(vi) The fees and expenses of the Accountant shall be borne equally by each of the Buyer and the Company Shareholder.

(d) The Company Shareholder shall be entitled to retain, or receive immediate payment from the Company or the Buyer of, any Tax refund (including refunds arising by reason of amended Tax Returns filed after the Closing Date) or credit of federal, state, local or foreign Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to the Company or the Subsidiary, for any Pre-Closing Period or a Pre-Closing Straddle Period. The Buyer shall be entitled to the benefit of any refund or credit of federal, state, local or foreign Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to the Company or the Subsidiary, that were paid with respect to a period after the Closing Date and to which the Company Shareholder is not otherwise entitled under this Section 6.8. The Buyer and the Company Shareholder shall cooperate with respect to claiming any refund referred to in this Section 6.8(d), including notifying the Company Shareholder or the Buyer, as the case may be, of the existence of any facts that would constitute a reasonable basis for claiming such a refund, providing all relevant information available to the Company Shareholder or the Buyer (through the Company or otherwise), as the case may be, with respect to any such claim, filing and diligently pursuing such claim (including by litigation, if appropriate), and, in the case of the Party filing such a claim, consulting with the other applicable Party prior to agreeing to any disposition of such claim.

(e) The Buyer shall not permit the Company to amend a Tax Return with respect to a Pre-Closing Tax Period nor take any action that might have an adverse effect upon the Tax liability of the Company or the Company Shareholder with respect to a Pre-Closing Tax Period.

(f) All transfer, sales, use and similar Taxes arising out of the sale of the Shares pursuant to this Agreement shall be paid (or cause to be paid) by the Buyer.

(g) The Company, the Company Shareholder and the Buyer shall join in making an election under Code §338(h)(10) (and any corresponding state, local and foreign tax law) with respect to the purchase and sale of Company stock hereunder (collectively, a “§338(h)(10) Election”). If the §338(h)(10) Election is made, Buyer and the Company Shareholder agree to allocate the Purchase Price and the liabilities of the Company and the Subsidiary (and all other relevant items) to the assets of the Company and the Subsidiary in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”). Buyer and the Company Shareholder agree to cooperate to prepare and file IRS Form 8883 and all Tax Returns on a basis consistent with such Purchase Price Allocation. The Company and the Company Shareholder shall include any income, gain, loss, deduction or other tax item resulting from the §338(h)(10) Election on their Tax Returns to the extent required by applicable law. The Company and the Company Shareholder shall also pay any Tax imposed on Company or the

Subsidiary attributable to the making of the §338(h)(10) Election, including (i) any Tax imposed under Code §1374 or (ii) any state, local or foreign Tax imposed on the Company’s or the Subsidiary’s gain, and the Company and the Company Shareholder shall indemnify Buyer against any adverse consequences arising out of any failure to pay any such taxes.

(h) The Company shall not revoke its election to be taxed as an S corporation within the meaning of Code §1361 and §1362. The Company shall not take or allow any action other than the sale of the Company’s stock pursuant to this Agreement that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code §1361 and §1362. The Subsidiary shall not revoke its election to be taxed as a qualified subchapter S subsidiary within the meaning of Code §1361 and §1362. The Subsidiary shall not take or allow any action that would result in the termination of the Subsidiary’s status as a validly electing qualified subchapter S subsidiary within the meaning of Code §1361 and §1362.

(i) The Buyer shall reimburse the Company Shareholder promptly in immediately available funds the amount equal to the excess, if any, of the amount of Built-in Gains Tax included in the Net Working Capital Amount over the actual amount of Built-in Gains Tax relating to the transactions contemplated by this Agreement payable by the Company following the Closing.

6.9 Access to Information.

(a) From the date hereof until the Closing Date, the Company will give the Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company; provided, that any such access (i) shall be during normal business hours on reasonable notice, (ii) shall not, except as otherwise agreed in writing by the Company Shareholder and the Company, include any sampling or testing of soil, sediment, surface or ground water and/or building material, (iii) shall not be required where such access would be prohibited or otherwise limited by any applicable Law or agreement and (iii) shall not otherwise unreasonably interfere with the conduct of the business of the Company.

(b) From and after the Closing Date, in connection with any matter relating to any period prior to, or any period ending on, the Closing Date, the Buyer shall, upon the request and at the expense of the Company Shareholder, permit the Company Shareholder and his representatives full access at all reasonable times to the books and records of the Company, and the Buyer shall execute (and shall cause the Company to execute) such documents as the Company Shareholder may reasonably request to enable the Company Shareholder to defend Tax audits, perform Tax planning or file any required reports or Tax Returns relating to the Company. The Buyer shall not dispose of such books and records during the seven-year period beginning with the Closing Date without the Company Shareholder’s written consent, which shall not be unreasonably withheld, conditioned or delayed. Following the expiration of such seven-year period, the Buyer may dispose of such books and records at any time upon giving 60 days’ prior written notice to the Company Shareholder, unless the Company Shareholder agrees to take possession of such books and records within 60 days at no expense to the Buyer.

6.10 Director and Officer Liability, Indemnification and Insurance. For a period of six years after the Closing Date, the Buyer shall not, and shall not permit the Company or the

Subsidiary to, amend, repeal or modify any provision in its certificate of incorporation or by-laws (or equivalent documents) relating to the exculpation or indemnification of any current or former officer, manager, director or similar functionary, it being the intent of the Parties that the officers, managers, directors and similar functionaries of the Company and the Subsidiary shall continue to be entitled to such exculpation and indemnification to the fullest extent of the law. The Company Shareholder may, but shall not be required to, maintain or purchase, at the Company Shareholders’ expense, officers’ and directors’ liability insurance, or other liability insurance that covers events occurring prior to the Closing on such terms and in such amounts as the Company Shareholder shall determine. The Buyer shall, and shall cause the Company to, cooperate with the Company Shareholder and provide such reasonable assistance, not including any obligation to pay any part of any premium, as is reasonably requested by the Company Shareholder in connection with the maintenance and purchase of such insurance. If the Company, the Subsidiary or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company or the Subsidiary shall assume all of the obligations set forth in this Section 6.10. The provisions of this Section 6.10 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of the Company and the Subsidiary and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

6.11 Employment and Benefit Arrangements.

(a) Each employee of the Company and the Subsidiary entitled to any compensation or benefits arising in connection with such employee’s employment with the Company and/or the Subsidiary shall be referred to as a “Company Employee.”

(b) From and after the Closing, the Buyer shall, or shall cause the Company or one of the Buyer’s subsidiaries, as applicable, to: (i) honor, pay, perform and satisfy any and all liabilities or obligations to or in respect of each Company Employee accrued as of immediately prior to the Closing; and, (ii) honor, pay, perform and satisfy all responsibilities to or in respect of each Company Employee in effect immediately prior to the Closing, which arise under the terms of or in connection with any plan or arrangement listed in Section 2.19 of the Disclosure Schedule and sponsored or maintained by the Company, including plans providing retirement, welfare, vacation or severance benefits, as in effect immediately prior to the Closing, including any obligation to provide legally mandated continuation of health care coverage for any Company Employee which have accrued as of the Closing. All obligations covered by this Section are set forth in Section 6.11 of the Disclosure Schedule.

(c) With respect to any Employee Benefit Plans in which any Company Employees participate on or after the Closing, the Buyer shall, or shall cause the Company to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing, except to the extent prohibited by the terms of the applicable Employee Benefit Plan; (ii)

through the end of Buyer’s current fiscal year, provide each such Company Employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements (except to the extent prohibited by the terms of the applicable Employee Benefit Plan); and (iii) recognize all continuous service of the Company Employees with the Company, as applicable, for all purposes (including for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a defined benefit pension plan) under any Employee Benefit Plan in which such Company Employees may be eligible to participate after the Closing (except to the extent prohibited by the terms of the applicable Employee Benefit Plan and provided that the Company sponsored or maintained a similar plan prior to the Closing); provided that the foregoing shall not apply to the extent it would result in a duplication of benefits. In no event shall the provisions of this Section 6.11 in any way limit the Buyer’s ability to transition Company Employees from Company Plans to Employee Benefit Plans of the Buyer following the Closing.

(d) No provision of this Section 6.11 shall (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company, the Subsidiary, or any other Person other than the Parties and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any Employee Benefit Plan sponsored or maintained by the Buyer or its Affiliates.

(e) The Company Shareholder shall hold harmless the Buyer, the Parent, the Company, the Subsidiary and each of their affiliates for any claims, Damages or obligations arising in connection with the employment of, or any benefits provided to, Roger Haynes by the Company, the Subsidiary, or the Company Shareholder prior to the Closing.

(f) The Parent will grant restricted stock at the beginning of the first fiscal quarter following Closing to key employees of the Company in accordance with the Parent’s existing Long Term Incentive Plan.

6.12 Regulatory Filings. The Buyer shall, after the date hereof, make or cause to be made all filings and submissions required of the Buyer under any applicable Laws for the consummation of the transactions contemplated herein. The Buyer shall be responsible for all filing fees under any such Laws applicable to the Buyer.

6.13 Contact with Employees, Customers and Suppliers. Subject to Section 11.1, prior to the Closing, neither the Buyer nor any of its representatives shall contact or otherwise communicate with any employees, customers or suppliers of the Company in connection with or regarding the transactions contemplated hereby, except to the extent approved in writing by the Company Shareholder.

6.14 Nonsolicitation and Noncompetition.

(a) From and for a period of five (5) years after the Closing Date, neither the Company Shareholder nor any of his Affiliates, whether individually or in conjunction with another Person, shall hire or solicit any Person who is an employee, consultant or agent of the Company or the

Subsidiary within six (6) months of the Closing Date to terminate his employment or consulting arrangement with the Buyer (or the Company or the Subsidiary) or to become an employee of the Company Shareholder or any of his Affiliates; provided, that nothing herein shall prohibit the Company Shareholder or any of his Affiliates from hiring or soliciting any such Person whose employment is terminated by the Buyer, the Company or the Subsidiary (or any other Affiliate of the Buyer) at any time following the Closing Date.

(b) Except as set forth in Section 6.14(b) of the Disclosure Schedule, from and for a period of five (5) years after the Closing Date, neither the Company Shareholder nor any of his Affiliates shall, whether individually or in conjunction with another Person, except as an officer or employee of the Buyer or the Company or any of their respective subsidiaries, directly or indirectly: (i) develop, manufacture, market or sell any product which competes with any product manufactured by the Company or the Subsidiary on or prior to the Closing Date, or (ii) engage in any business competitive with the business of the Company or the Subsidiary as conducted on the date hereof or on the Closing Date, in the United States and Canada or any other country in which the Company or the Subsidiary conducted its business during the two years prior to the Closing Date.

(c) The Company Shareholder hereby agrees that his relationship with customers of the Company and the Subsidiary constitutes a substantial portion of the good will of the Company being purchased by the Buyer. Accordingly, except as set forth in Section 6.14(b) of the Disclosure Schedule, the Company Shareholder agrees he will not, for a period of five (5) years from the Closing Date, for himself, as an agent or on behalf of any Person, either directly or indirectly, solicit or attempt to obtain business from, accept business from, or do business with or assist anyone else in the solicitation or acceptance of business from, any of the customers of the Company or the Subsidiary. In the event the Company Shareholder is contacted by any such customer during such five-year period in connection with any product or service prohibited in this Section 6.14, he will refer such customer to the Buyer. In addition, the Company Shareholder agrees that he will not disparage or make fraudulent statements to another Person or otherwise with respect to the services, business or reputation of the Buyer or Parent whether by making false or misleading statements to another Person or otherwise.

(d) The Parties agree that the duration and geographic scope of the non-competition provision set forth in Section 6.14 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

6.15 Environmental Matters. To the extent that the transactions contemplated by this Agreement are subject to the Transfer Law, the Buyer shall cause the Company to sign the appropriate form as the “Certifying Party” (as that term is defined in the Transfer Law) and the Company shall assume all responsibility for performing any necessary investigation and remediation required by the Transfer Law, subject to Section 8.1(e) and Section 8.5(j).

6.16 Registration of the Parent Shares.

(a) The Parent shall provide the Company Shareholder with a draft of the Stockholder Registration Statement no later than 20 days following the Closing, and the Parent shall consider in good faith all reasonable comments of the Company Shareholder and his counsel. The Parent shall file with the SEC, within 30 days following the Closing, the Stockholder Registration Statement. The Parent shall use its Reasonable Best Efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable thereafter. The Parent shall cause the Stockholder Registration Statement to remain effective until the earlier of (i) the date that is one (1) year after the Closing Date or (ii) such earlier time as all of the Parent Shares covered by the Stockholder Registration Statement have been sold pursuant thereto. (the “Mandatory Registration Termination Date”).

(b) The Parent shall not file any registration statement (other than a registration statement on Form S-8) with the SEC until the Stockholder Registration Statement has been declared effective by the SEC.

(c) In connection with the Parent’s obligation under Section 6.16(a) to file the Stockholder Registration Statement and to use its Reasonable Best Efforts to cause the Stockholder Registration Statement to become effective as soon as practicable thereafter, the Parent shall use Reasonable Best Efforts to:

(i) At all times from and after the effective date of the Stockholder Registration Statement until the Mandatory Registration Termination Date (such period, the “Registration Period”), to prepare and file with the SEC such amendments and supplements to the Stockholder Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Parent Shares covered by the Stockholder Registration Statement (the “Registrable Shares”) and take all other actions as may be necessary to ensure to the holders of Registrable Shares the ability to effect the public resale of their Registrable Shares continuously throughout the Registration Period;

(ii) Furnish to the holders of Registrable Shares without charge such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents (including, without limitation, prospectus amendments and supplements as are prepared by the Parent in accordance with Section 6.16(c)(i) above) as each holder of Registrable Shares may reasonably request in order to facilitate the disposition of such holder’s Registrable Shares;

(iii) Register or qualify the Parent Shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided,

however, that the Parent shall not be required in connection with this paragraph (iii) to qualify as a foreign corporation, to subject itself to taxation in any jurisdiction or execute a general consent to service of process in any jurisdiction;

(iv) Notify each holder of Registrable Shares promptly, (1) at any time prior to the end of the Registration Period, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in or relating to the Stockholder Registration Statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and thereafter the Parent will promptly prepare, file with the SEC and furnish to each such holder a supplement to or an amendment of such prospectus as may be necessary so that such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; (2) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the Stockholder Registration Statement or any post-effective amendment thereto, when the same has become effective; and (3) of the issuance by the SEC of any stop order or other order suspending the effectiveness of the Stockholder Registration Statement, or any order issued by any state securities commission or other regulatory authority suspending the qualification or exemption from qualification of such Registrable Shares under state securities or “blue sky” laws. If at any time the Parent shall receive any such stop order suspending the effectiveness of the Stockholder Registration Statement, or any such order from a state securities commission or other regulatory authority, the Parent shall obtain the withdrawal or lifting of such order at the earliest possible time;

(v) Cause the Registrable Shares to be listed on each securities exchange or market on which the Parent Common Stock is then listed; and

(vi) Take all other steps necessary to effect the registration of the Registrable Shares contemplated hereby.

(d) The Parent shall pay the expenses incurred by it in complying with its obligations under this Section 6.16 including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Parent, and fees and expenses of accountants for the Parent. The Company Shareholder shall be responsible for any fees of counsel hired by him in connection with the Stockholder Registration Statement as well as any brokerage fees or commissions incurred by the Company Shareholder in connection with a resale of the Parent Shares.

(e) The Company Shareholder shall furnish to the Parent in writing such information regarding the Company Shareholder and the proposed sale of Parent Shares by the Company Shareholder as the Parent may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities.

(f) The Parent shall indemnify and hold harmless the Company Shareholder against any losses, claims, damages, expenses or liabilities to which the Company Shareholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder

Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Parent by or on behalf of the Company Shareholder for use in the Stockholder Registration Statement. The Parent shall have the right to assume the defense and settlement of any claim or suit for which the Parent may be responsible for indemnification under this Section 6.16. The Company Shareholder shall indemnify and hold harmless the Parent against any losses, claims, damages, expenses or liabilities to which the Parent may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in the Stockholder Registration Statement in reliance upon and in conformity with written information furnished to the Parent by or on behalf of the Company Shareholder expressly for use therein.

(g) The Parent may delay the disclosure of material non-public information concerning the Parent, by suspending the use of any prospectus contemplated by this Section 6.16 containing such information, for one or more periods (each such period, a “Suspension”) to the extent that the Parent concludes in good faith that it is in possession of material, non-public information that it deems advisable not to disclose. No Suspension shall be for a period of longer than 60 consecutive days, and no Suspensions, together, shall be for a period of an aggregate of longer than 100 days. The Parent shall promptly (a) notify the Company Shareholder in writing of the existence of (but in no event, without the prior written consent of the Company Shareholder, shall the Parent disclose to the Company Shareholder any of the facts or circumstances regarding) material non-public information giving rise to a Suspension, (b) advise the Company Shareholder in writing to cease all sales under the Stockholder Registration Statement until the end of the Suspension and (c) use Reasonable Best Efforts to terminate a Suspension as promptly as practicable.

(h) The rights of the Company Shareholder under this Section 6.16 may be transferred or assigned by the Company Shareholder to any Qualifying Holder who agrees to become bound by all of the terms and conditions of this Section 6.16 by executing and delivering to the Parent an instrument of adherence in the form prescribed by the Parent. For purposes of this Section 6.16, the term “Qualifying Holder” shall mean the Company Shareholder’s spouse or any of his children or a trust for the benefit of the Company Shareholder, the Company Shareholder’s spouse or any of his children.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF PURCHASE AND SALE OF SHARES

7.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following condition: all applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired, lapsed or otherwise been terminated.

7.2 Conditions to Obligations of the Buyer and the Parent. The obligation of the Buyer and the Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

(a) the representations and warranties of the Company and the Company Shareholder set forth in this Agreement and the Ancillary Agreements shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing, except to the extent that any inaccuracies of any such representation or warranty, individually or in the aggregate, would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b) the Company and the Company Shareholder shall have executed and delivered to the Buyer each of the Ancillary Agreements to which the Company or the Company Shareholder is a party, and the Company and the Company Shareholder shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by the Company or the Company Shareholder under this Agreement and each such Ancillary Agreement as of or prior to the Closing;

(c) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (ii) cause the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d) the Company shall have obtained all of the waivers, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, listed in Section 7.2(d) of the Disclosure Schedule;

(e) the Company shall have delivered to the Buyer the Company Certificate dated the Closing Date;

(f) the Company Shareholder shall have delivered to the Buyer the Shareholder Certificate dated the Closing Date;

(g) the Buyer shall have received from counsel to the Company and the Company Shareholder an opinion, addressed to the Buyer dated as of the Closing Date and in the form attached hereto as Exhibit C;

(h) the Company shall have delivered to Buyer the resignations of all directors and officers of the Company and the Subsidiary;

(i) the Buyer shall have received evidence of the transfer to the Company Shareholder (or an Affiliate of the Company Shareholder) of (x) the Company’s agreement to reimburse Roger Haynes for the cost of health insurance and (y) the life insurance policy on the life of Roger Haynes held by the Company;

(j) the Company and the Company Shareholder shall deliver payoff letters in an amount sufficient to cause the release of all liens associated with the Indebtedness referred to in Section 1.4(j);

(k) the Buyer shall have received certificates of the Secretary of State or other comparable officer of each jurisdiction in which the Company is organized or qualified to do business, establishing that the Company is in existence and otherwise is in good standing to transact business in such jurisdiction;

(l) the Buyer shall have received certificates of the Secretary of State or other comparable officer of each jurisdiction in which the Subsidiary is organized or qualified to do business, establishing that the Subsidiary is in existence and otherwise is in good standing to transact business in such jurisdiction; and

(m) the Buyer shall have received a certificate of an officer of the Company (i) certifying and attaching copies of all required resolutions or actions of the Company’s sole shareholder and directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (ii) certifying as to the incumbency and signatures of the Person(s) executing this Agreement and any other agreements required to be executed by the Company in connection with the transactions contemplated by this Agreement.

7.3 Conditions to Obligations of the Company and the Company Shareholder. The obligation of the Company and the Company Shareholder to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company and the Company Shareholder) of the following additional conditions:

(a) the representations and warranties of the Buyer and the Parent set forth in this Agreement and the Ancillary Agreements shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing, except to the extent that any inaccuracies of any such representation or warranty, individually or in the aggregate, would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b) the Buyer and the Parent shall have executed and delivered to the Company and the Company Shareholder each of the Ancillary Agreements to which the Buyer or the Parent is a party and shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement and each such Ancillary Agreements as of or prior to the Closing;

(c) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (ii) cause the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d) the Company shall have obtained all of the waivers, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, listed in Section 7.2(d) of the Disclosure Schedule;

(e) the Buyer shall have delivered to the Company and the Company Shareholder the Buyer Certificate;

(f) the Company Shareholder shall have received from counsel to the Buyer and the Parent an opinion, addressed to the Company Shareholder dated as of the Closing Date and in the form attached hereto as Exhibit D;

(g) the Company and the Company Shareholder shall have received a certificate of good standing of the Buyer in its jurisdiction of organization as of a recent date, a certificate as to the incumbency of officers and the adoption of authorizing resolutions with respect to the transactions contemplated by this Agreement; and

(h) there shall have been no Material Adverse Effect regarding the Parent between the date of this Agreement and the Closing Date.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by the Company Shareholder. Subject to Section 8.5, from and after the Closing, the Company Shareholder shall indemnify the Buyer and the Parent in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Buyer or the Parent directly and proximately resulting from:

(a) any breach, as of the Closing Date, of any representation or warranty of the Company or the Company Shareholder contained in this Agreement or any Ancillary Agreement;

(b) any failure to perform any covenant or agreement of the Company or the Company Shareholder contained in this Agreement or any Ancillary Agreement;

(c) any liability of the Company for Taxes attributable to any Pre-Closing Tax Period in excess of the reserve for Taxes shown on the balance sheet used to calculate the Actual Purchase Price, as determined in accordance with Section 1.7, including, but not limited to, Taxes incurred prior to the Closing by the Company or the Subsidiary in connection with the election by the Company to be treated as a subchapter S corporation or the election by the Subsidiary to be treated as a qualified subchapter S subsidiary and any Taxes incurred by the Company in connection with the transactions contemplated by this Agreement (including, but not limited to, any Built-in Gains Tax in excess of any Built-in Gains Tax included in the Net Working Capital Amount or the reserve for Taxes shown on the balance sheet used to calculate the Actual Purchase Price, as determined in accordance with Section 1.7), but excluding any Tax arising out of any election by the Buyer or any Affiliate thereof under Section 338 of the Code or under any similar provision of applicable Law (other than a §338(h)(10) Election);

(d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments which is contrary to the representations and warranties of the Company and the Company Shareholder herein;

(e) subject to Section 8.5(j), any and all costs, claims, liabilities or obligations arising under the Transfer Law as a result of the consummation of the transactions contemplated by this Agreement;

(f) subject to Section 8.5(k), any and all costs, claims, liabilities or obligations related to Aztec Energy Partners, Inc. v Sensor Switch, Inc., Case No. 3:07-cv-775(AHN), filed in the United States District Court, District of Connecticut, filed on October 9, 2007 (the “Aztec Litigation”) in excess of the reserve for such matter included in the balance sheet used to determine the Actual Purchase Price in accordance with Section 1.7;

(g) any guaranty by the Company or the Subsidiary of any surety bond issued to Practical Energy Solutions, LLC; and

(h) any liability and obligation arising after the Closing under the Company’s 401(k) plan solely as a direct result of or in connection with the Closing Date 401(k) Contribution.

8.2 Indemnification by the Buyer and the Parent. Subject to Section 8.5, from and after the Closing, the Buyer and the Parent shall, jointly and severally, indemnify the Company Shareholder in respect of, and hold him harmless against, any and all Damages incurred or suffered by the Company Shareholder directly and proximately resulting from:

(a) any breach, as of the Closing Date, of any representation or warranty of the Buyer or the Parent contained in this Agreement or any Ancillary Agreement;

(b) any failure to perform any covenant or agreement of the Buyer or the Parent contained in this Agreement or any Ancillary Agreement; and

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments which is contrary to the representations and warranties of the Buyer or the Parent herein.

8.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of (i) any claim or demand, which the Indemnified Party has determined has given rise to a right of indemnification under this Agreement or (ii) the commencement of any Third Party Action. Such notification shall be given within 20 days after the Indemnified Party shall become aware of such claim or demand giving right to indemnification under this Agreement or, in the case of a Third Party Action, receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VIII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that, subject to Section 8.5(g), if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse Escrow Shares having an aggregate value (as determined pursuant to the Escrow Agreement) equal to the Claimed Amount to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that, subject to Section 8.5(g), if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse Escrow Shares having an aggregate value (as determined pursuant to the Escrow Agreement) equal to the Agreed Amount to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the

Dispute to such arbitration, then the provisions of Section 8.3(e) shall become effective with respect to such Dispute. The provisions of this Section 8.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in Connecticut in accordance with Section 11.11. If the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to the Buyer and/or the Company Shareholder (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) If, as set forth in Section 8.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a panel of three arbitrators (the “Arbitrators”), all of which shall be selected in accordance with the Commercial Rules of the AAA in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The parties shall commence the arbitration by jointly filing a written submission with the Hartford, Connecticut office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) No depositions or other discovery shall be conducted in connection with the arbitration.

(iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrators shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrators’ reasons therefor. Any award rendered by the Arbitrators shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 11.11), provided that the Arbitrators shall have no power or authority to (x) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute, (y) award multiple, consequential, punitive or exemplary damages, or (z) grant injunctive relief, specific performance or other equitable relief.

(v) The Arbitrators shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 8.3(e), or (y) address or resolve any issue not submitted by the parties.

(vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrators, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrators may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

8.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 8.1(a) and Section 8.2(a) shall (a) survive the Closing and (b) expire on the date that is 24 months following the Closing Date, except that:

(i) the representations and warranties contained in Section 2.1 (Organization, Good Standing and Ownership), Section 2.3 (Authorization of Transaction), Section 2.8 (Tax Matters), Section 2.20 (Environmental Matters), Section 3.2 (Authority), Section 3.4 (Authorization of Transaction), Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization of Transaction), Section 5.1 (Organization and Corporate Power) and Section 5.3 (Authorization of Transaction) shall (x) survive the Closing and (y) expire on the date that is 60 months following the Closing Date;

(ii) the representations and warranties contained in Section 2.11 (Intellectual Property) shall (x) survive the Closing and (y) expire on the date that is 36 months following the Closing Date;

(iii) the representations and warranties contained in Section 3.1 (Title to Shares) shall survive the Closing without expiration.

If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, a Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice.

8.5 Indemnification Caps, Baskets and Other Limitations.

(a) Indemnity Caps. Notwithstanding anything to the contrary set forth in this Article VIII or any other provision of this Agreement, the aggregate liability of the Company Shareholder for Damages under Section 8.1 shall not exceed $20,000,000 (the “Indemnity Cap”); provided, that:

(i) the aggregate liability of the Company Shareholder for Damages under Section 8.1(a) relating to a breach of the representations and warranties other than the Fundamental Representations, together with all other Damages under any other provision of this Agreement other than those related to Exempt Taxes, Section 8.1(d), Section 8.1(e), Section 8.1(f), Section 8.1(g) and Section 8.1(h), shall be the lesser of (1) $20,000,000 and (2) an amount as determined by reducing $20,000,000 by $2,500,000 at the end of each calendar quarter following the Closing Date (each quarter, the new amount shall be referred to as the “Adjusted Cap”) thus reducing quarterly the aggregate liability of the Company Shareholder for Damages under Section 8.1(a) relating to a breach of the representations and warranties other than Fundamental Representations until such aggregate liability, together with all other Damages under any other provision of this Agreement other than those related to Exempt Taxes, Section 8.1(d), Section 8.1(e), Section 8.1(f), Section 8.1(g) and Section 8.1(h), to $0 at the end of the eighth calendar quarter following the Closing Date; provided, that the amount of each scheduled quarterly reduction (the “Quarterly Reduction Amount”) shall be reduced by the amount of any pending claims for indemnification under Section 8.1 as of the date of such proposed quarterly reduction, but in no event shall (i) any Quarterly Reduction Amount be reduced below zero and (ii) any indemnification claim reduce a Quarterly Reduction Amount to the extent such claim has previously reduced any prior Quarterly Reduction Amount; provided further that to the extent that a portion of a pending indemnification claim has not reduced a Quarterly Reduction Amount, such unused portion of a pending indemnification claim shall be carried forward and applied to reduce by the amount of such unused portion the next Quarterly Reduction Amount.

(ii) subject to the Indemnity Cap (and not in addition to the Indemnity Cap), the aggregate liability of the Company Shareholder for Damages under Section 8.1(a) relating to a breach of the representations and warranties set forth in Section 2.11 (Intellectual Property), shall not, in the aggregate, exceed $15,000,000 (which amount shall not be reduced quarterly); and

(iii) the aggregate liability of the Company Shareholder for Damages (i) under Section 8.1(a) relating to a breach of the representations and warranties set forth in (A) Section 2.8 (Tax Matters) with respect to any claim relating to Exempt Taxes and (B) Section 3.1 (Title to Shares), (ii) under Section 8.1(c) with respect to any claim relating to Exempt Taxes, (iii) under Section 8.1(d), (iv) under Section 8.1(e), (v) under Section 8.1(f), (vi) under Section 8.1(g), (vii) under Section 8.1(h) and (viii) relating to claims based on fraud, together with all other Damages under any provision of this Agreement, shall not, in the aggregate, exceed the Actual Purchase Price.

(b) Baskets. Notwithstanding anything to the contrary set forth in this Article VIII or any other provision of this Agreement:

(i) subject to Section 8.5(b)(ii) and Section 8.5(b)(iii), the Company Shareholder shall not be liable for Damages under Section 8.1(a), Section 8.1(b) or Section 8.1(c) unless and until the aggregate Damages for which he would otherwise be liable exceed $1,000,000 (the “General Basket Amount”) (but for purposes of calculating the General Basket Amount for indemnifiable Damages, any qualifying language regarding materiality contained in the representations and warranties shall be ignored), at which point the Company Shareholder shall become liable for Damages back to the first dollar; provided, however, that the foregoing limitation shall not apply to (x) a claim pursuant to Section 8.1(a) relating to a breach of any of the Fundamental Representations or (y) a claim pursuant to Section 8.1(c) relating to Exempt Taxes;

(ii) the Company Shareholder shall not be liable for Damages under Section 8.1(a) with respect to any claim pursuant to Section 8.1(a) relating to a breach of the representations and warranties set forth in Section 2.11 (Intellectual Property) unless and until the aggregate Damages for which he would otherwise be liable exceed $2,000,000 (the “IP Basket Amount”) (but for purposes of calculating the IP Basket Amount for indemnifiable Damages, any qualifying language regarding materiality contained in the representations and warranties shall be ignored), and the Company Shareholder shall be liable for only that portion of the Damages under Section 8.1(a) relating to a breach of the representations and warranties set forth in Section 2.11 (Intellectual Property) for which he would otherwise be liable which exceeds the IP Basket Amount; and

(iii) for clarification only, claims for Damages (A) under Section 8.1(a) relating to a breach of the Fundamental Representations, (B) under Section 8.1(c) relating to Exempt Taxes or (C) under Section 8.1(d), Section 8.1(e), Section 8.1(f), Section 8.1(g) or Section 8.1(h) shall not be subject to any basket.

(c) The Parties expressly waive and forego any right to recover punitive, exemplary, lost profits, consequential, incidental, indirect, special or similar damages, or damages measured by a multiple, in any arbitration, lawsuit, litigation or proceeding arising out of or resulting from any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby.

(d) With respect to any claim for indemnification under this Article VIII, the Company Shareholder shall have no liability unless the Buyer delivers a Claim Notice to the Company Shareholder prior to the 24-month anniversary of the Closing Date; except (1) in the case where a claim is pursuant to Section 8.1(a) relating to a breach of the representations and warranties set forth in Section 2.11 (Intellectual Property), the Company Shareholder shall have no liability unless the Buyer delivers a Claim Notice to the Company Shareholder prior to the 36-month anniversary of the Closing Date and (2) in all cases where the claim (i) is based on fraud, (ii) is made pursuant to Section 8.1(a) relating to a breach of any of the Fundamental Representations or (iii) is made pursuant to Section 8.1(b) relating to a breach of the covenants set forth in Section 6.8, Section 6.14(b) or Section 6.14(c).

(e) The Buyer shall not attempt to collect any Damages directly from the Company Shareholder so long as there are shares of Parent Common Stock remaining in the Escrow Fund sufficient to satisfy such Damages. Notwithstanding any other provision of this Agreement or the Escrow Agreement to the contrary, the Company Shareholder may elect to pay all or any portion of an indemnification claim in cash by notifying the Buyer and the Escrow Agent in writing, in which case, upon the Indemnified Party’s receipt of such payment, the Buyer and the Company Shareholder shall promptly send to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse to the Company Shareholder Escrow Shares having an aggregate value (as determined pursuant to the Escrow Agreement) equal to the amount of such cash payment.

(f) The amount of any Damages incurred by an Indemnified Party shall be reduced by the net amount (including the time value of money and the tax treatment of the recovery) of the Tax benefits realized by such Indemnified Party or any of its Affiliates by reason of such Damages.

(g) The amount of any Damages incurred by an Indemnified Party shall be reduced by the net amount such Indemnified Party or any of its Affiliates recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer or other Person liable for such Damages, and the applicable Indemnified Party shall use its Reasonable Best Efforts to effect any such recovery.

(h) If the Buyer, the Company or any of their respective Affiliates receives a Tax benefit after an indemnification payment has been made, the Buyer shall promptly pay to the Company Shareholder the amount of such Tax benefit at such time or times and to the extent that such Tax benefit is realized. In the event that an insurance recovery is made by the Buyer, the Company or any of their respective Affiliates with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of such recovery (net of all attorneys’ fees, expenses and other costs of recovery) shall be made promptly to the Company Shareholder.

(i) The amount of any Damages incurred or sustained by an Indemnified Party shall be reduced to the extent such Damages shall have been caused, contributed to or exacerbated by any action or omission of such Indemnified Party or any of its Affiliates or their respective employees.

(j) The Company Shareholder’s indemnification obligations under Section 8.1(e) shall be limited to costs incurred and necessary to comply with the Transfer Law. The Company Shareholder shall have no obligation to indemnify the Buyer for any costs that the Buyer incurs (x) that are not required or necessary under the Transfer Law, (y) for which investigative or remedial action was not required under the Transfer Law or (z) to the extent any remedial action exceeded cleanup standards applicable to industrial properties, including, where available, risk-based cleanup standards to the extent permitted by the landlord and to the extent it will not unreasonably interfere with the Buyer’s operation of the Company’s business. The Company and the Buyer shall provide the Company Shareholder with (a) the right to receive and comment on copies of all environmental and engineering studies and data prepared by the Company or the Buyer or their agents, and (b) copies of all correspondence received from any Governmental Entity overseeing any investigation or remediation required under the Transfer Law. The Company and the Buyer shall also provide the Company Shareholder with (i) a reasonable opportunity to attend any site visits or meetings with Governmental Entities; (ii) copies of material correspondence and reports; (iii) a reasonable opportunity to comment in advance on any draft scope of work, specifications, proposals, statements, reports or other material documents or correspondence; and (iv) an opportunity to attend and observe any such investigation or remediation, including obtaining split samples.

(k) The Company Shareholder shall be entitled to continue to control the defense of the Aztec Litigation, at the Company’s expense until the expenses exceed the reserve for the Aztec Litigation included in the balance sheet used to calculate the Actual Purchase Price in accordance with Section 1.7, and thereafter it is at the Company Shareholder’s expense; provided, however, that the Company Shareholder shall not agree to any settlement of, or the entry of any judgment arising from the Aztec Litigation without the Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. In addition, in determining the amount of Damages for which the Company Shareholder may be obligated to indemnify the Buyer under Section 8.1(f), if any judgment or settlement of the Aztec Litigation requires the Company to provide product to Aztec, the Buyer’s Damages related to the provision of such product shall be limited to the Company’s actual cost for such products (and will not include any lost profit or gross margin) plus any out of pocket expenses of the Company directly related to such judgment or settlement (including reasonable legal expenses).

(l) After the Closing, except for claims relating to fraud, intentional misrepresentations, criminal activity, or claims relating to a breach of the covenants set forth in Section 6.14 or as otherwise set forth in this Agreement, the rights of the Indemnified Parties under this Article VIII shall be the exclusive remedy of the Indemnified Parties with respect to claims under this Agreement, whether resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement or any Ancillary Agreement, or otherwise. The burden of establishing intentional misrepresentations is on the Buyer.

8.6 Treatment of Indemnity Payments. Any amount paid by the Company Shareholder or the Buyer under this Article VIII will be treated as an adjustment to the purchase price for tax purposes.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer and the Parent may terminate this Agreement by giving written notice to the Company and the Company Shareholder in the event the Company or the Company Shareholder is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement or any Ancillary Agreement and such breach is not capable of being cured or is not cured within 30 days following delivery by the Buyer to the Company and the Company Shareholder of written notice of such breach;

(c) the Company and the Company Shareholder may terminate this Agreement by giving written notice to the Buyer and the Parent in the event the Buyer is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement or any Ancillary Agreement and such breach is not capable of being cured or is not cured within 30 days following delivery by the Company to the Buyer of written notice of such breach;

(d) the Buyer and the Parent may terminate this Agreement by giving written notice to the Company and the Company Shareholder if the Closing shall not have occurred on or before June 30, 2009 (unless the failure results primarily from a breach by the Buyer or the Parent of any representation, warranty, covenant or other agreement contained in this Agreement or any Ancillary Agreement);

(e) the Company or the Company Shareholder may terminate this Agreement by giving written notice to the Buyer and the Parent if the Closing shall not have occurred on or before June 30, 2009 (unless the failure results primarily from a breach by the Company or the Company Shareholder of any representation, warranty, covenant or other agreement contained in this Agreement or any Ancillary Agreement); or

(f) by either the Company or the Buyer if any Governmental Entity with jurisdiction over such matters shall have issued a final and nonappealable governmental order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for obligations that by their terms expressly survive the termination of this Agreement and except for any liability of a Party for willful and knowing breaches of this Agreement prior to such termination.

ARTICLE X

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“§338(h)(10) Election” shall have the meaning set forth in Section 6.8(g).

“AAA” shall mean the American Arbitration Association.

“Accountant” shall mean a nationally recognized independent accounting firm mutually acceptable to the Buyer and the Company Shareholder.

“Actual Purchase Price” shall have the meaning set forth in Section 1.7(b)(vii).

“Accredited Investor” shall have the meaning set forth in the Securities Act.

“Adjusted Cap” shall have the meaning set forth in Section 8.5(a)(i).

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Ancillary Agreements” shall mean the Escrow Agreement, the Patent Assignment, the Employment Agreement, the Restricted Stock Agreement, the Note, and the Parent Guaranty.

“Arbitrators” shall have the meaning set forth in Section 8.3(e).

“Aztec Litigation” shall have the meaning set forth in Section 8.1(f).

“Built-in Gains Tax” shall mean the tax imposed by Section 1374 of the Code (and any comparable foreign, state or local statute) on net recognized built-in gain of an S corporation for the taxable year.

“Business Day” shall mean any day other than a Saturday, Sunday or any day on which banks located in Hartford, Connecticut are authorized or required to be closed for the conduct of regular banking business.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) and (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 7.3 is satisfied in all respects.

“Cash” shall mean any cash, cash equivalents and marketable securities.

“Cash Amount” means the aggregate bank balance (which may be a negative number) of all Cash held by the Company and the Subsidiary as of the close of business on the Closing Date, before giving effect to the transactions contemplated hereby, (i) plus all checks received by the Company or the Subsidiary but undeposited as of the Closing Date (to the extent such undeposited checks have been credited to accounts receivables), (ii) less all “cut” but uncashed checks issued by the Company or the Subsidiary that are outstanding as of the Closing Date (to the extent such uncashed checks have been debited from accounts payable), and (iii) plus all petty cash and cash on hand at the Company and the Subsidiary.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred by the Indemnified Party and the Claimed Amount of such Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VIII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Adjustment Statement” shall have the meaning set forth in Section 1.7(a).

“Closing Date” shall have the meaning set forth in Section 1.3.

“Closing Date 401(k) Contribution” shall mean the contributions to the Company’s 401(k) plan contemplated by Section 6.3(d)(i) of the Disclosure Schedule.

“Closing Shares” shall have the meaning set forth in Section 1.4(i).

“Closing Statements” shall have the meaning set forth in Section 1.7(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Company) of Section 7.2 is satisfied in all respects.

“Company Employees” shall have the meaning set forth in Section 6.11(a).

“Company Intellectual Property” shall mean all Intellectual Property owned by the Company, the Company Shareholder or the Subsidiary, licensed by the Company, the Company Shareholder or the Subsidiary, or held as a valid right to use by or on the behalf of the Company, the Company Shareholder or the Subsidiary.

“Company Plan(s)” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company.

“Company Shareholder” shall have the meaning set forth in the first paragraph of this Agreement.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.4.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Damages” shall mean any liability, loss, obligation, damage, claim, award, judgment or penalty, including reasonable attorneys’ fees and other reasonable and documented costs and expenses, other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 8.3(e)(vi).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company and the Company Shareholder to the Buyer on the date hereof.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Draft Closing Balance Sheet” shall have the meaning set forth in Section 1.7(a).

“Draft Computation” shall have the meaning set forth in Section 1.5(a).

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and any other written plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Employment Agreement” shall mean the employment agreement between the Buyer and the Company Shareholder in the form as agreed between the Parties.

“Environmental Law(s)” shall mean any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Wells Fargo Bank, National Association.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit E.

“Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement.

“Escrow Shares” shall have the meaning set forth in Section 1.4(h).

“Estimated Cash Amount” shall have the meaning set forth in Section 1.5(a).

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 1.5(a).

“Estimated Indebtedness Payoff Amount” shall have the meaning set forth in Section 1.5(a).

“Estimated Net Working Capital Amount” shall have the meaning set forth in Section 1.5(a).

“Estimated Purchase Price” shall have the meaning set forth in Section 1.5(b).

“Estimated Unpaid Selling Expenses” shall have the meaning set forth in Section 1.5(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exempt Taxes” shall mean those Taxes related to (i) the subchapter S corporation election, (ii) the qualified subchapter S election, (iii) any unpaid sales tax, and (iv) Built-in Gains Tax.

“Final Closing Statements” shall mean the final Closing Statements, as determined pursuant to the procedures set forth in Section 1.7(b).

“Financial Statements” shall mean:

(a) the audited consolidated balance sheet and statement of income, changes in stockholders’ equity and cash flows of the Company and the Subsidiary as of the end of and for the fiscal year ended October 31, 2007,

(b) the unaudited consolidated balance sheet and statement of income, changes in stockholders’ equity and cash flows of the Company and the Subsidiary as of the end of and for the fiscal year ended October 31, 2008, and

(c) the Most Recent Balance Sheet and the unaudited statement of income, changes in stockholders’ equity and cash flows for the three (3) months ended as of the Most Recent Balance Sheet Date.

“Fundamental Representations” shall mean the representations and warranties set forth in Section 2.1 (Organization, Good Standing and Ownership), Section 2.3 (Authorization of Transaction), Section 2.8 (Tax Matters), Section 2.11 (Intellectual Property), Section 2.20 (Environmental Matters), Section 3.1 (Title to Shares), Section 3.2 (Authority), Section 3.4 (Authorization of Transaction), Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization of Transaction), Section 5.1 (Organization and Corporate Power) and Section 5.3 (Authorization of Transaction).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“General Basket Amount” shall have the meaning set forth in Section 8.5(b)(i).

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Material(s)” means (i) any hazardous substance, hazardous material, hazardous waste, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Indebtedness” of any Person shall mean either (a) any liability of any such Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or

(iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), or (vi) under interest rate swap, hedging or similar agreements or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees associated with the prepayment of any Indebtedness, and (B) any and all amounts owed by the Company to any of its Affiliates, including, without limitation, the Company Shareholder (other than trade payables pursuant to an arms-length transaction entered into in the Ordinary Course of Business). For purposes of the previous sentence, amounts payable to Affiliates shall not include compensation, expense reimbursements or other ordinary course obligations payable to officers or directors of the Company.

“Indebtedness Payoff Amount” means the amount required to repay all outstanding Indebtedness of the Company as of the Closing Date, before giving effect to the transactions contemplated hereby.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VIII.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Indemnity Cap” shall have the meaning set forth in Section 8.5(a).

“Information Memorandum” shall have the meaning set forth in Section 4.9(b).

“Intellectual Property” shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations (the “Patents”);

(b) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof (the “Marks”);

(c) copyrights and registrations and applications for registration thereof (the “Copyrights”);

(d) mask works and registrations and applications for registration thereof;

(e) computer software, data and documentation;

(f) inventions, whether patentable or nonpatentable, trade secrets, process, know-how, formulas, research and development information, data process technology, plans, drawings, copyrightable works and customer lists; and

(g) domain names and uniform resource locators.

“Inventory” shall mean all finished goods, work in progress for the production of finished goods, raw materials, spare parts, and other materials and supplies to be used or consumed by the Company or the Subsidiary in the production of finished goods or the provision of its services.

“IP Agreements” shall have the meaning set forth in Section 2.11(d).

“IP Basket Amount” shall have the meaning set forth in Section 8.5(b)(ii).

“Knowledge of the Company” shall mean the actual knowledge of Brian Platner, Beverly Platner, Robert Zdon, or Kenneth Gregg Douglas.

“Knowledge of each of the Parent and the Buyer” shall mean the actual knowledge of Vernon Nagel, Richard Reece, or Barry Goldman.

“Law” shall mean any federal, state, local or foreign statue, law, ordinance, regulation, rule, code, order, or other requirement or rule of law.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, charge, lien, restriction on transfer (such as right of first refusal), or other arrangement similar to the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or any similar statute of any jurisdiction (whether arising by contract or by operation of law).

“Leased Property” shall mean the real property leased by the Company and located at 900 Northrop Road, Wallingford, CT 06492 and the real property leased by the Subsidiary and located at 131 North Port Road, Port Perry, Ontario L9L 1B2.

“Legal Proceeding(s)” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Licenses” shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, filings, qualifications, privileges, franchises and similar consents granted or issued by any Governmental Entity.

“Mandatory Registration Termination Date” shall have the meaning set forth in Section 6.16(a).

“Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, condition (financial or other), assets or results of operations of (i) the Parent or (ii) the Company and the Subsidiary (as applicable); provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect:

(a) changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism;

(b) changes that are the result of factors generally affecting the industries or markets in which the Company or the Parent (as applicable) operates unless there is a disproportionate impact on the Company or the Parent (as applicable);

(c) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the Parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement;

(d) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof;

(e) any action taken pursuant to or in accordance with this Agreement; and

(f) any fees or expenses incurred in connection with the transactions contemplated by this Agreement.

For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean January 31, 2009.

“Net Working Capital” shall have the meaning given to such term in Exhibit B attached hereto and shall be determined in accordance therewith.

“Net Working Capital Amount” shall mean the consolidated Net Working Capital of the Company as of the Closing, before giving effect to the transactions contemplated hereby.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Note” shall have the meaning set forth in Section 1.4(g).

“Objection Deadline Date” shall mean the date 30 days after delivery by the Company Shareholder to the Buyer of the Closing Statements.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Common Stock” shall have the meaning set forth in Section 1.4(h).

“Parent Guaranty” shall mean the Guaranty of the Parent in the form attached hereto as Exhibit F.

“Parent Reports” shall mean (a) the Parent’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008, as filed with SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since August 31, 2008.

“Parent Shares” shall have the meaning given to it in Section 1.4(i).

“Parties” shall mean the parties to this Agreement.

“Patent Assignment” shall mean a Patent Assignment from the Company Shareholder to ABL IP Holding LLC, dated as of the Closing Date, in the form attached hereto as Exhibit G.

“Permitted Liens” shall mean only those Liens set forth on Section X to the Disclosure Schedule and may include (i) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business, (iii) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property, (iv) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any Subsidiary, (v) Liens reflected in the Financial Statements and (vi) any other Liens which do not materially interfere with the current use of the assets, properties or rights affected thereby.

“Person” means any individual, partnership, corporation, estate, trust, unincorporated organization, limited liability company, association, private foundation, joint stock company, joint venture or other entity or a Governmental Entity.

“Post-Closing Straddle Period” shall mean the portion of a Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period.

“Pre-Closing Straddle Period” shall mean the portion of a Straddle Period that extends before the Closing Date through the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period that ends on or before the Closing Date.

“Purchase Price Allocation” shall have the meaning set forth in Section 6.8(g).

“Qualifying Holder” shall have the meaning set forth in Section 6.16(h).

“Quarterly Reduction Amount” shall have the meaning set forth in Section 8.5(a)(i).

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Registrable Shares” shall have the meaning set forth in Section 6.16(c)(i).

“Registration Period” shall have the meaning set forth in Section 6.16(c)(i).

“Response” shall mean a written response containing the information provided for in Section 8.3(c).

“Restricted Stock Agreement” shall mean a restricted stock agreement between the Parent and the Company Shareholder, dated as of the Closing Date, in the form attached hereto as Exhibit H.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEC” shall mean the Securities and Exchange Commission.

“Shareholder Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Company Shareholder) of Section 7.2 is satisfied in all respects.

“Shares” shall have the meaning set forth in the preliminary statement of this Agreement.

“Statement of Objections” shall have the meaning set forth in Section 1.7(b).

“Stockholder Registration Statement” shall mean a registration statement on Form S-3 covering the resale to the public by the Company Shareholder of all the Parent Shares.

“Straddle Period” shall mean any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall have the meaning set forth in Section 2.5(a).

“Suspension(s)” shall have the meaning set forth in Section 6.16(g).

“Target Net Working Capital Amount” shall mean $5,200,000.

“Tax Dispute” shall have the meaning set forth in Section 6.8(c).

“Tax Return(s)” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Third Party Action” shall mean any audit of Taxes or any suit or proceeding by a Person other than a Party for which indemnification may be sought by a Party under Article VIII.

“Transfer Law” shall have the meaning set forth in Section 2.20(d).

“Unpaid Selling Expenses” shall mean all (a) unpaid costs, fees and expenses of outside professionals incurred by the Company or the Company Shareholder relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal fees, accounting, Tax, investment banking fees, financial advisory fees and expenses related to such process, (b) bonuses payable to employees, agents and consultants of and to the Company as a result of the transactions contemplated by this Agreement and unpaid by the Company as of the Closing Date, and (c) severance obligations owed by the Company to employees, agents and consultants of and to the Company triggered prior to or as a result of the transactions contemplated by this Agreement, but not including any severance obligations owed by the Company as a result of the termination of any such persons after the effective time of the Closing. In no event, will Unpaid Selling Expenses include any amounts included in the calculation of the Net Working Capital Amount.

“Unresolved Objections” shall have the meaning set forth in Section 1.7(b)(ii).

ARTICLE XI

MISCELLANEOUS

11.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making such disclosure).

11.2 No Third Party Beneficiaries. Except as provided in Section 6.10, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except as otherwise expressly set forth herein, no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

11.5 Counterparts and Facsimile or Digital Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or digital (e.g., pdf) signature.

11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company or the Company Shareholder:

Brian Platner

66 Selden Road

Lyme, CT 06371

fax: (860) 526-9680

with a copy (which shall not constitute notice) to:

Robinson & Cole LLP

280 Trumbull Street

Hartford, CT 06103-3597

fax: (860) 275-8299

Attn: Lawrence P. Coassin, Esq.

If to the Buyer or Parent:

Acuity Brands Lighting, Inc.

1170 Peachtree Street, NE

Suite 2400

Atlanta, Georgia 30309

fax: 404-853-1430

Attn: Richard K. Reece

with a copy (which shall not constitute notice) to:

Acuity Brands Lighting, Inc.

One Lithonia Way

Conyers, Georgia 30012

fax: 770-785-9511

Attn: Barry R. Goldman

and to :

McGuireWoods LLP

77 West Wacker Drive

Suite 4100

Chicago, IL 60601

fax: 312-920-6178

Attn: Larry Samuels, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Connecticut.

11.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, that no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in Connecticut in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrators shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.7, provided that nothing in this Section 11.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

11.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation”.

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

[NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

SENSOR SWITCH, INC.

By:	/s/ Brian Platner
Name:	Brian Platner
Title:	President

COMPANY SHAREHOLDER:

/s/ Brian Platner
Brian Platner

BUYER:

ACUITY BRANDS LIGHTING, INC.

By:	/s/ Richard K. Reece
Name:	Richard K. Reece
Title:	Executive Vice President

PARENT:

ACUITY BRANDS, INC.

By:	/s/ Richard K. Reece
Name:	Richard K. Reece
Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]